UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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tw telecom inc.

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10475 Park Meadows Drive

Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of tw telecom inc.:

We will hold the Annual Meeting of Stockholders of tw telecom inc. at the Embassy Suites, 1420 Stout Street, Denver, CO 80202, on June 7, 2013 at 9:00 a.m. MDT.

The purpose of the meeting is to:

1)	Elect six directors;

2)	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3)	Hold an advisory vote to approve the compensation of our named executive officers;

4)	Vote on a stockholder proposal requesting that our Board of Directors establish a policy requiring our Chairman to be an independent director who has not served as one of our executive officers, if properly presented at the Annual Meeting; and

5)	Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 10, 2013 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

Our proxy statement and our 2012 annual report to stockholders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (i.e., through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please register no later than June 5, 2013 by calling (303) 542-6894 or by sending an email to ir@twtelecom.com. You may also obtain directions to the site of the meeting by calling that telephone number or sending an email to that address. Each stockholder must present (i) valid picture identification, such as a driver’s license or passport, and (ii) proof of ownership, such as a copy of your proxy or voting instruction card or a copy of a brokerage or bank statement showing your share ownership as of the Record Date.

Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed our 2012 annual report, including our Annual Report on Form 10-K for the year ended December 31, 2012, the proxy statement and proxy card with this notice of annual meeting of stockholders.

Please vote your shares via the Internet, by telephone, or by mail. The Board of Directors is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President, General Counsel and
Regulatory Policy, and Secretary

April 26, 2013

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

tw telecom inc.

10475 Park Meadows Drive

Littleton, Colorado 80124

Annual Meeting of Stockholders

Proxy Statement

Annual Meeting	June 7, 2013 9:00 a.m. MDT

Location	Embassy Suites, 1420 Stout St., Denver, CO 80202

Record Date	Close of business on April 10, 2013. If you were a stockholder at that time, you may vote on the proposals contained in this proxy statement. Each share of common stock is entitled to one vote. You may not cumulate votes. On April 10, 2013, 150,872,224 shares of our common stock were outstanding.

Agenda	1. Elect six directors;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3. Hold an advisory vote to approve the compensation of our named executive officers;

4. Vote on a stockholder proposal requesting that our Board of Directors establish a policy requiring our Chairman to be an independent director who has not served as one of our executive officers, if properly presented at the Annual Meeting;

5. Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Quorum	A quorum is present if at least a majority in total voting power of our outstanding capital stock as of the record date is present in person or by proxy. The votes of stockholders who fail to vote by proxy or attend the meeting will not count toward determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions and Broker Non-Votes	Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Proxies	Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described in the enclosed proxy card) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted “for” the Board of Directors’ nominees (Proposal 1), “for” ratification of the appointment of the independent registered public accounting firm (Proposal 2), “for” approval of the compensation of our named executive officers for 2012 (Proposal 3), and “against” approval of the stockholder proposal requesting that our Board of Directors establish a policy requiring our Chairman to be an independent director (Proposal 4). The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for another nominee in their discretion.

Proxies Solicited By	The Board of Directors. The solicitation of proxies is to be made principally by mail. Arrangements will be made with banks, brokers, custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons.

First Mailing Date	We anticipate the first mailing of this proxy statement to be on or about April 26, 2013.

Solicitation Costs	We will pay the costs of soliciting proxies from stockholders.

The Board’s Voting Recommendations	The Board recommends that you vote your shares:
• “FOR” each of the nominees to the Board (Proposal 1);

• “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal 2); and

• “FOR” the approval of the compensation of our named executive officers for 2012 on an advisory basis (Proposal 3).

•    “AGAINST” the stockholder proposal requesting that our Board of Directors establish a policy requiring our Chairman to be an independent director who has not served as one of our executive officers (Proposal 4).

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote your shares via the Internet, by telephone, by mail or in person at the meeting. Instructions for voting by all of these means are set forth on the proxy card which accompanies this proxy statement.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business reply envelope.

Your proxy will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by your delivered proxy will be voted as noted above under “Proxies”.

Proxies will be revoked if you:

•	Deliver a signed, written revocation letter, dated later than your proxy, by June 6, 2013 to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

•

Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services, either in person to 161 N. Concord Exchange, St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

•	Re-vote by Internet or telephone within the time periods provided on the proxy card if you voted by the Internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 7, 2013. This proxy statement and our 2012 annual report to stockholders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Proxy Statement

Voting Procedures/Revoking Your Proxy

Executive Summary	5

Board and Governance Information	6
Corporate Governance Highlights	6
Governance Structure	6
Meetings	8
Communication with Board of Directors	8
Committees of the Board of Directors	8
Compensation Committee Interlocks and Insider Participation	12
Board Leadership Structure	12
Executive Sessions	13
Oversight of Risk Management	13
Director Compensation Table for 2012	14
Executive Officers	16
Audit Committee Report	17

Matters to be Voted Upon
Proposal 1- Election of Directors	18
Board of Directors	19

Proposal 2- Ratification of Appointment of Independent Registered Public Accounting Firm	22
Audit, Audit-Related, Tax and All Other Fees	22

Proposal 3- Advisory Vote to Approve Compensation of our Named Executive Officers	23

Proposal 4- Stockholder Proposal to Establish a Policy Requiring that our Chairman be an Independent Director who has not previously served as one of our Executive Officers	24

Executive Compensation and Other Information	28
Compensation Discussion and Analysis	28
Compensation Committee Report	42
Summary of Compensation for 2012	43
Grants of Plan-Based Awards for 2012	45
Outstanding Equity Awards at December 31, 2012	46
Option Exercises and Stock Vested During 2012	47
Potential Payments Upon Termination or Change of Control	48
Agreements with Named Executive Officers	48
Acceleration of Vesting of Equity Grants	50
Projected Payouts Under Employment and Change of Control Agreements	50

Section 16(a) Beneficial Ownership Reporting Compliance	53

Securities Authorized for Issuance Under Equity Compensation Plans	53

tw telecom Share Ownership	55

Certain Relationships and Related Transactions	57
Review and Approval of Transactions with Related Persons	57
Related Persons Transactions	57

Submission of Stockholder Proposals	58

Other Business	58

Annual Report to Stockholders and Form 10-K	59

Appendix A — Reconciliation of Net Income to Modified EBITDA	A-1

Executive Summary

Proposal 1 – Election of Directors

Our Board recommends a “FOR” vote for each director nominee

We have nominated all six incumbent directors to serve another one year term. These nominees were selected based on a variety of factors, including their experience, knowledge, industry expertise, diversity of perspective, judgment and strategic vision. With the exception of Larissa Herda, our Chairman, President and Chief Executive Officer (“CEO”), all nominees are independent under the NASDAQ Listing Rules. We believe all nominees are well qualified and they have been actively involved in their positions. We invite you to review their qualifications beginning on page 18. Our Board of Directors (“Board”) recommends that you vote to re-elect these directors.

Proposal 2 – Ratification of appointment of Independent Registered Public Accounting Firm

Our Board recommends a “FOR” vote

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our operations and has significant experience relative to our business. Our Board recommends that you vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Proposal 3 – Advisory vote to approve the compensation of our named executive officers

Our board recommends a “FOR” vote

In accordance with Section 14A of the Securities Exchange Act of 1934, stockholders have the opportunity for a non-binding advisory vote on approval of executive compensation. We are asking for your vote to approve the compensation of our named executive officers for 2012 as disclosed in this proxy statement.

Proposal 4 – Stockholder Proposal to Establish a Policy Requiring that our Chairman be an Independent Director who has not previously served as one of our Executive Officers

Our Board recommends an “AGAINST” vote

We received a stockholder proposal requesting that our Board establish a policy requiring our Chairman to be an “independent director” who has not previously served as one of our executive officers. The proposal unreasonably suggests that a former CEO should never serve as Chairman, severely limiting succession options and precluding the optimal utilization of knowledge and expertise. Specifically, this proposal would preclude our current Chairman and CEO, Larissa Herda, who has a strong track record of performance and played a pivotal role in our growth and development, from ever serving as Chairman either now, or in the future, even if she no longer serves as our CEO. A similar proposal by the same proponent was overwhelmingly defeated at our 2012 annual meeting, evidencing strong stockholder support for our current board structure.

Our Board recommends that you vote against the proposal because our Board believes the current structure of our Board is optimally functional and that the Board itself is uniquely positioned to determine its best leadership structure going forward and should retain the flexibility to do so. Further, our Board is composed of a super-majority of independent directors, all of our Board committees are chaired by independent directors and we have established an independent Lead Director position to enhance the independent functioning of our Board.

BOARD AND GOVERNANCE INFORMATION

Corporate Governance Highlights

Board Structure

•	Strong independence features

-	Five of six director nominees are independent under NASDAQ standards

-	Independent lead director

-	All standing committee members are independent

•	Strong continuity with current Board composition in effect for six years and an average director tenure of nine years

•	Aligned with stockholders’ interests—director stock ownership guidelines equal to five times the annual cash retainer and director compensation contains a significant equity component of compensation

•	Transparency through publicly communicated Corporate Governance Guidelines and Guidelines for Directors

•	High director engagement, including 98% composite average director attendance at all Board and committee meetings in 2012

•	Active Audit Committee oversight of risk management and cyber-security with annual full Board reviews

Stockholder Rights/Protections

•	Entire Board stands for election annually

•	No super-majority voting requirements

•	Stockholder voice in director elections underscored through director resignation policy applicable to uncontested director elections

Governance Structure

General. The Board is responsible for oversight of the management and direction of our company and for establishing high level corporate policies. In addition, the Board and various committees of the Board regularly meet to receive and discuss operating, strategic and financial reports presented by senior management as well as reports by experts and other advisers. Directors regularly participate in corporate review sessions to keep them abreast of our business, technology and operations, as well as risk, risk mitigation and investment opportunities. On an annual basis, the Board conducts a detailed succession planning process that includes a thorough review of succession plans for our CEO and other executive officers. Our directors participate in director education programs on topics of current interest presented by our subject matter experts and advisers and attend accredited external director education programs.

Our directors are elected annually. The size of our Board is governed by our by-laws, which provide that the Board may set the number of directors by resolution. The Board has determined that our Board currently will be composed of six members.

Stockholder Nominees. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders if there is or is anticipated to be a vacancy on the Board and those nominations are submitted in writing to our corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our by-laws. A stockholder recommendation must include detailed contact information, biographical information, relevant qualifications for Board membership, information regarding any relationships between the candidate and us within the last three years and any relationships between the candidate and the stockholder, and a written indication of the candidate’s willingness to serve. The candidate must be willing to be interviewed by the Nominating and Governance Committee and to supply all additional information required for the Nominating and Governance Committee to determine whether the candidate is qualified. The Nominating and Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Nominating and Governance Committee for Board candidates, including the ability of the candidate to represent the interests of all stockholders and not serve for the purpose of advancing the interests of any particular stockholder group or other constituency. The Nominating and Governance Committee evaluates stockholder-recommended candidates using the same criteria it uses to evaluate candidates identified through other sources.

Director Qualifications and Selection Process. Our directors have a critical role in guiding our strategic direction and overseeing our management. The Nominating and Governance Committee believes that all persons nominated to serve as a director should possess the following minimum qualifications:

•	The highest personal and professional ethics and integrity;

•	Sound business judgment;

•	The absence of conflicts of interest that would impair the individual’s ability to exercise independent judgment and otherwise discharge his or her fiduciary obligations;

•	Sufficient time to devote to the individual’s responsibilities as a Board member;

•	Requisite knowledge, skills and experience to understand our business; and

•	Ability to meet NASDAQ and other requirements with respect to independence and financial literacy.

Other qualifications that we consider include:

•	Significant senior management or leadership experience, including public company experience;

•	Industry experience;

•	Strategic vision; and

•	Diversity in perspective.

We also believe that it is important for the Board to operate in a cooperative and collegial atmosphere, which facilitates open and candid discussion, and the Nominating and Governance Committee will consider whether candidates will promote that value. In considering a candidate, the Nominating and Governance Committee will consider the current composition and expertise of the serving members and whether a candidate would bring additional, beneficial expertise relevant to the duties of a Board member. The Nominating and Governance Committee does not have a formal policy with respect to diversity but considers the diversity of perspectives contributed by Board members in the aggregate and believes that Board members should represent diverse viewpoints. Therefore, the Nominating and Governance Committee considers diversity in perspective as well as race, gender and ethnicity in evaluating candidates. The Nominating and Governance Committee assembles relevant information regarding potential nominees and designates one or more members to interview candidates who it believes meet the minimum qualifications. The Nominating and Governance Committee solicits recommendations for nominees from persons that the Nominating and Governance Committee believes are likely to be familiar with qualified candidates, including other Board members. The Nominating and Governance Committee may also engage a search firm to identify qualified candidates.

Director Resignation Policy. To underscore the significance of our stockholders’ voice in the election of directors, in recognition of recent trends with respect to director elections and in response to a stockholder recommendation, in January 2011, the Board adopted a Director Resignation Policy. The Director Resignation Policy provides that in an uncontested election, any director nominee who fails to receive a greater number of votes “for” his or her election than votes “withheld” from his or her election must tender his or her resignation. The Nominating and Governance Committee will promptly evaluate any such resignation and make a recommendation to the Board, in the Company’s and its stockholders’ best interests, whether the resignation should be accepted or other action taken. Both the Nominating and Governance Committee and the Board may consider all relevant factors in making their recommendations and decisions, including without limitation the circumstances that led to the vote, the director’s qualifications, the director’s past and expected future contributions to us, overall Board composition, and whether accepting a resignation would cause us to fail to meet any applicable rule or regulation (including NASDAQ listing requirements and federal securities laws). The director who tendered the resignation may not participate in the Nominating and Governance Committee’s evaluation or the Board’s decision. The Board must act on the tendered resignation within 90 days after certification of the stockholder vote and publicly disclose its decision in a Form  8-K furnished to the Securities and Exchange Commission (“SEC”).

Meetings

The Board of Directors held 15 meetings in 2012. Each director attended 93% or more of the total number of meetings of the Board and committees on which such director served during 2012. Our independent directors regularly meet in executive session without our CEO present. All nominees for director, except for Larissa Herda, our Chairman, President and CEO, are independent.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage our directors to attend, subject to their availability for travel at that time. All members of the Board attended the 2012 Annual Meeting.

Communication with Board of Directors

Information about our process for stockholders who wish to send a communication to the Board of Directors can be found on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance/.

Committees of the Board of Directors

The Board has a standing Audit Committee, Nominating and Governance Committee and Compensation Committee. Each of these committees is composed entirely of independent directors.

Audit Committee

The Audit Committee oversees the following functions on behalf of the Board:

•	The quality and integrity of our financial, accounting and reporting practices and controls, and our financial statements and reports;

•	Our Code of Conduct and our Integrity and Ethics Council;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of our internal audit function and the work of our independent registered public accounting firm; and

•	Our risk management and enterprise risk assessment processes (see “—Oversight of Risk Management” below).

The Audit Committee also approves the engagement of our independent registered public accounting firm and the scope of their audit and pre-approves any services to be performed by them. The Audit Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance/#CommitteeCharters. The Audit Committee members communicate with each other through formal meetings, by telephone and email. They regularly meet in executive session, both with and without our independent auditors and our Senior Director, Internal Audit. In addition, the Audit Committee reviews and approves all quarterly reports on Form 10-Q and amendments, quarterly earnings releases and conference call scripts, Annual Reports on Form 10-K and amendments and our Annual Report to stockholders prior to issuance. The Audit Committee also reviews our significant accounting policies and supervises the development of our annual internal audit plans. The members of the Audit Committee are Messrs. Young, Attorri and Mooney, who serves as Chairman. Each member of the Audit Committee is an independent director as defined by NASDAQ and SEC rules. Our Board determined that Mr. Mooney qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee held nine meetings in 2012.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of Mr. Attorri, who serves as Chairman, and Mr. Hays. Its members must be independent directors as defined under applicable NASDAQ rules, and both members satisfy that definition. The Nominating and Governance Committee identifies individuals qualified to become Board members, annually reviews the independence and qualification of incumbent Board members, recommends the director nominees to be considered for election by the stockholders or election by the Board to fill vacancies or newly created directorships and nominates Board committee members and chairs for approval by the full Board. The Nominating and Governance Committee also reviews the Board committee structure and makes recommendations regarding corporate governance matters, including policies regarding director selection criteria, Board leadership structure, Board meeting agendas, say-on-pay frequency, stockholder proposals, stockholder communications with the Board, Board evaluations and stockholder nominations of Board candidates. Its actions included:

•	In 2007, the Nominating and Governance Committee developed a director continuing education policy that was ratified by the full Board.

•

In 2008, the Nominating and Governance Committee developed Guidelines for Directors adopted by the full Board that provide our directors guidance as to directors’ fiduciary duties and expected standards of conduct.

•	In 2009, the Nominating and Governance Committee developed policies ratified by the full Board with respect to executive sessions and Board meeting agendas as well as the annual Board calendar.

•	In 2011, the Nominating and Governance Committee developed our Director Resignation Policy and Corporate Governance Guidelines.

•	In 2012, the Nominating and Governance Committee recommended the establishment of the Lead Director position that the Board adopted.

The Nominating and Governance Committee receives frequent and timely updates on corporate governance developments and trends and evaluates our corporate governance policies in light of those developments, recommending changes to the Board when deemed appropriate. The Guidelines for Directors, Corporate Governance Guidelines and other policies related to the functioning of our Board are posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance/#CommitteeCharters. The Nominating and Governance Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance/#CommitteeCharters.

The Nominating and Governance Committee held six meetings in 2012.

Compensation Committee and Compensation Consultant

The Compensation Committee is composed of Mr. Young, who serves as Chairman, and Messrs. Mooney and Pickle, all of whom satisfy the definition of “independent” under NASDAQ rules. The Compensation Committee reviews and recommends to the Board of Directors the compensation and terms of employment of our named executive officers and certain other senior management personnel and the compensation of the independent directors and oversees risk related to executive compensation. The Compensation Committee also recommends to the Board of Directors all equity-based awards to the named executive officers and oversees the administration of our Amended and Restated 2000 Employee Stock Plan, our 1998 Stock Option Plan, our 2004 Qualified Stock Purchase Plan and our Deferred Compensation Plan. The Compensation Committee makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The Compensation Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at http://www.twtelecom.com/investor-guide/corporate-governance/#CommitteeCharters.

The Compensation Committee directly retains the services of a consulting firm, Mercer (US), Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), on an annual basis to advise the Compensation Committee on executive compensation matters, to assist in the evaluation of the competitiveness of our executive compensation program and to provide independent insight to the Compensation Committee in the design and operation of these programs. The consultant’s primary role is to provide objective analysis, advice and information and otherwise support the Compensation Committee in the performance of its duties. The Compensation Committee requests information and recommendations from the consultant as the Compensation Committee deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans and practices. The consultant reports to the Chairman of the Compensation Committee, who establishes the consultant’s work agenda and determines how and to what extent the consultant interacts with management in the course of its work for the Compensation Committee.

During 2012, the Chairman of the Compensation Committee directed the consultant to work with selected members of our Human Resources staff to obtain the information necessary to carry out its assignments from the Compensation Committee. With respect to our CEO’s compensation, the consultant worked solely with the Compensation Committee. In 2012, the Compensation Committee requested the consultant to review and evaluate the competitiveness of the compensation program for our executive team against peer group data, assess our compensation program against our stated philosophy to align pay with performance, assist in the selection of additional peer group companies and provide an analysis of peer group equity practices. In order to analyze the competitiveness of our independent director compensation, the Compensation Committee obtains and reviews published survey data compiled by outside sources, including the consultant, and proxy statement data regarding director compensation provided by our peer companies.

Protocols included in the consultant’s engagement letter govern the circumstances under which the consultant’s advice and recommendations can be shared with management. The Compensation Committee also determines the appropriate forum for receiving consultant input. When appropriate, management invitees are present to provide context for the recommendations. In other cases, the Compensation Committee receives the consultant’s input in executive session without management present. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant to use in its independent decisions about executive compensation.

The Compensation Committee’s decisions and recommendations to the full Board regarding the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and input provided by the consultant. In 2012, we incurred approximately $83,900 for services provided by Mercer to the Compensation Committee of which approximately $23,200 was paid during the year. Mercer did not provide any services directly to management. During 2012, an MMC affiliate (Marsh) provided performance bond issuance services to us resulting in fees to them of approximately $277,800. Our management made the decision to continue to use Marsh’s performance bond services without regard to the Compensation Committee’s engagement of Mercer because of a long-standing practice of using Marsh’s services for this limited purpose. Neither our Board nor our Compensation Committee approved our use of Marsh for these services because our management approved them in the ordinary course of business and the total fees were not significant. The Compensation Committee has assessed Mercer’s independence considering the factors set forth in applicable SEC rules and concluded that no conflict of interest exists that would prevent Mercer from independently advising the Compensation Committee.

Considering the policies and procedures Mercer and the Compensation Committee have in place, and because the Compensation Committee has sole authority to retain and terminate the executive compensation consultant, the Compensation Committee concluded that the advice it receives from the compensation consultant is objective and not influenced by Marsh’s relationship with us. These policies and procedures include:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit the individual providing consultant services from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The Compensation Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

Our CEO reviews the annual performance and accomplishments of the other executive officers with the Compensation Committee and makes recommendations to the Compensation Committee regarding the appropriate base salary, payout under our short-term incentive plan and grants of equity incentives for those persons. The Compensation Committee reviews these recommendations in executive session, which may include the compensation consultant, and determines whether to approve or adjust the recommended amounts prior to submission to the full Board.

Our CEO attends the portion of the Board meeting during which the Board reviews and, if it agrees with the recommendations, approves the Compensation Committee’s recommendations for the executive team compensation. The CEO does not attend portions of the meeting during which her compensation is discussed. Prior to the Board meetings at which compensation decisions are made, the Board meets in executive session to review all of the Compensation Committee’s recommendations.

The Compensation Committee may delegate to committees composed of management employees the day-to-day administration and interpretation of our 2004 Qualified Stock Purchase Plan, our Deferred Compensation Plan, our welfare benefit plans and our 401(k) Plan. The Compensation Committee may delegate to a director, the CEO or other persons the authority to make equity-based awards under our Amended and Restated 2000 Employee Stock Plan to non-executive employees within certain limits, to construe and interpret that plan (except with respect to awards granted to named executive officers and certain other senior management employees) and to prescribe administrative rules for that plan. The CEO may further delegate her authority in this regard to another officer. The Compensation Committee has delegated this authority to the CEO, who has not currently delegated her authority further.

The Compensation Committee held four meetings in 2012 and often engages all of the independent directors in executive compensation-related discussions at Board meetings.

Compensation Committee Interlocks and Insider Participation

None.

Board Leadership Structure

Our Nominating and Governance Committee and the full Board reviews and analyzes our Board leadership structure at least annually and has concluded that the current structure serves the Company well and that the separation of the Chairman and CEO functions would not be in the Company’s best interests or the best interests of our stockholders. Our Board believes that our CEO is best suited to serve as Chairman for the following reasons:

•

A super-majority of the Board members (five out of six) are independent and the Board does not believe that having an independent chair would provide any incremental benefit to outweigh the benefits of the current CEO acting as Chairman;

•	Our independent directors are highly engaged in their oversight responsibilities and meet in executive session at every regular board meeting;

•	The Board is operating efficiently and effectively under its current structure;

•

The Board believes that Ms. Herda is highly effective as Chairman because she is most familiar with our business, strategy, operations and industry and is therefore in the best position to identify priorities for our Board, oversee the assembly of background materials and preside at Board meetings;

•	Ms. Herda’s active role in engaging with investors provides a valuable conduit for the communication of stockholders’ interests to the full Board;

•

Three independent directors serve as Chairs of the Compensation, Audit and Nominating and Governance Committees, respectively, providing significant additional opportunities for independent directors to influence agenda-setting, take the lead on topics falling within the jurisdiction of those committees and provide management oversight; and

•

Our independent Board members cooperatively determine agenda items for their frequent executive sessions, and discussions are led by the committee chair who has jurisdiction over the subject matter to be discussed, or by the Board member who submitted the agenda item.

The Board has established the position of Lead Director, who is appointed for a minimum one year term if the position of Chairman is held by the CEO. The Board believes that the establishment of the Lead Director position further supports the current board leadership structure. The Lead Director has the following duties and powers:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serve as liaison between the Chairman and the independent directors, as needed;

•	Approve meeting agendas for the Board;

•	Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	Call meetings of the independent directors, if deemed appropriate.

The Board appointed Mr. Hays as Lead Director.

Executive Sessions

Our Board’s policy is to hold an executive session after each regularly scheduled Board meeting. In addition, the Lead Director or any two independent directors may initiate additional executive sessions. The executive session policy further provides that any independent director may submit agenda items for special executive sessions to the Lead Director for communication to all independent directors. The Lead Director presides at executive sessions, and the committee chair who has jurisdiction over an issue to be discussed leads that discussion at executive session. When appropriate, the Lead Director or another director who participated in the executive session is designated to brief the Chairman and other appropriate senior management personnel on the general nature of the discussions of the Board in executive session, convey to them any requests for information or follow up action and review the executive session discussion with any absent independent directors.

Oversight of Risk Management

Our Board oversees our management of risk in several ways. Primary responsibility for risk management oversight is assigned to the Audit Committee through its charter, and issues relating to risk management are regularly included in its meeting agendas. On an annual basis, our management presents to the Audit Committee a detailed risk assessment based on enterprise risk management principles and reviews the Company’s approach to managing those risks, based on input from various departmental leaders. The Audit Committee discusses this assessment in detail and requests follow up when appropriate. The Audit Committee also solicits and receives input from our independent registered public accounting firm regarding financial statement risk. The Audit Committee regularly reports on our risk management to the full Board, and the full Board is briefed by management at least annually on risk management. Management also regularly reviews with the Audit Committee and the full Board other matters related to risk management, such as insurance coverage, the security of our networks and systems and business continuity planning. To the extent that new risks are identified throughout the year due to changes in the economic environment or otherwise, our management, generally our Chief Financial Officer, advises the Board between meetings of these risks and the steps we are taking to address them.

In addition, our Internal Audit Department considers management’s annual risk assessment and conducts interviews with various internal leaders in formulating its annual audit plan. Our internal audit leader discusses proposed internal audit plans and the links between identified risks and the audit topics in detail with the Audit Committee.

Our Compensation Committee oversees the management of risks associated with our executive compensation arrangements and evaluates the relationship between our compensation policies and practices and risk to assure that those policies and practices do not incent undue risk taking. The Board’s role in the oversight of risk management has no effect on its leadership structure.

Director Compensation Table for 2012

The table below summarizes the compensation paid to our independent directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total
Gregory J. Attorri	$108,750	$202,300	$—	N/A	$—	$311,050
Spencer B. Hays	$93,750	$202,300	$—	N/A	$—	$296,050
Kevin W. Mooney	$100,000	$202,300	$—	N/A	$—	$302,300
Kirby G. Pickle	$75,000	$202,300	$—	N/A	$—	$277,300
Roscoe C. Young, II	$100,000	$202,300	$—	N/A	$—	$302,300

(1)	The “Fees Earned or Paid in Cash” include the cash retainers and committee chairmanship compensation described below and, for Messrs. Attorri and Hays, include 4,634 shares of restricted stock awards granted to them pursuant to their elections at the end of 2011 to receive grants of restricted shares with four year vesting in lieu of 100% of their annual cash retainers. In recognition of the increased risk of forfeiture and decreased liquidity of restricted stock over cash, the number of restricted shares granted pursuant to this election was increased by 25%. These grants were issued to Messrs. Attorri and Hays at the first Board meeting of the year, based on the closing price of our common stock on the NASDAQ Global Select Market on the grant date, which was $20.23 per share on January 25, 2012, resulting in a grant date fair value of $93,750.
(2)	We made restricted stock award grants of 10,000 shares each pursuant to our Amended and Restated 2000 Employee Stock Plan to the independent directors on January 25, 2012 that were valued at $20.23 per share, the closing price for our common stock on the NASDAQ Global Select Market on the grant date. The value ultimately realized by the directors may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting and sale and whether the director is serving on our Board at that date. The vesting of these awards is described under “—Equity Compensation” below.
(3)	As of December 31, 2012, each independent director had the following number of restricted stock awards and non-qualified stock options outstanding:

Name	Restricted Stock Awards Outstanding	Options Outstanding
Gregory J. Attorri	32,353	71,500
Spencer B. Hays	26,459	89,000
Kevin W. Mooney	25,000	59,000
Kirby G. Pickle	24,571	101,165
Roscoe C. Young, II	25,000	12,000

We do not compensate directors who are our employees for their services as directors. Our Board determines the form and amount of independent director compensation after its review of the Compensation Committee’s recommendations. The Compensation Committee periodically consults with the compensation consultant (see “—Compensation Committee and Compensation Consultant” above) and reviews data regarding board compensation practices of peer companies as well as national benchmarking sources such as the National Association of Corporate Directors to determine whether our Board compensation is competitive, will help us attract and retain qualified people to serve on our Board and provides appropriate incentives.

Our Compensation Committee’s philosophy regarding remuneration for our independent directors is to provide a total remuneration package that is:

•	Aligned with our stockholders’ interests; and

•	Market competitive.

At the end of 2012, our Compensation Committee conducted a review of our independent directors’ compensation using published survey data for companies of comparable size to ours ($1 billion to $2.5 billion in annual revenue) and peer company data adjusted to account for the aging of the data. Based on that data, the Compensation Committee concluded that the total direct compensation paid to the independent directors was competitive and no changes in total direct compensation were required for 2012 from the compensation plan that has been in effect since 2009. Our independent directors receive a cash retainer of $75,000 annually, payable on a quarterly basis. Recognizing the additional time commitment and workload of the chairmen of our Board committees, we pay additional annual cash compensation to the Audit Committee Chairman of $25,000, to the Compensation Committee Chairman of $25,000 and to the Nominating and Governance Committee Chairman of $15,000.

Equity Compensation. In order to foster alignment of our directors’ financial interests with those of our stockholders, the Compensation Committee believes that a substantial portion of our independent directors’ total compensation should be in the form of equity. Consistent with market trends, the Compensation Committee has chosen to provide equity in the form of restricted stock as part of the annual compensation package. Each independent director receives an annual grant of 10,000 shares of restricted stock at the first Board meeting of each year. Restricted stock granted through and including 2012 vests 75% on the first anniversary date of the grant and the balance vests upon the departure of the independent director from the Board, provided that the director has served a term of one year or greater from the date of each grant. If the director’s departure date is less than one year from the date of any restricted stock grant, the restricted stock will be forfeited. Any new independent director elected or appointed to the Board after the annual restricted stock grant is made would receive a prorated grant for that year. Beginning in 2013, as part of its annual review of directors’ compensation, the Board determined that the 2013 annual restricted stock grants and future grants will be based on a target value rather than a fixed number of shares and vest in whole on the one year anniversary of the grant. Because the Board adopted Stock Ownership Guidelines, it determined that continuing to defer vesting of a portion of the shares granted each year is no longer needed to assure alignment with our stockholders’ interests.

Stock Ownership Guidelines. In November 2010, to further align our independent directors’ interests with our stockholders, our Board adopted minimum independent director stock ownership guidelines of a fixed number of our shares of common stock equal to five times the independent directors’ annual cash retainers, which is then converted to a fixed number of shares of our common stock. The guidelines are initially calculated using the annual cash retainer as of the date the guidelines were adopted or the date a person became an independent director, whichever is later. The independent directors are required to achieve the guidelines within five years of becoming a director, or, in the case of persons who were directors at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Shares owned outright by the named director or immediate family members, shares held in trust for the benefit of the director or family members and unvested restricted shares of restricted stock and restricted stock units count toward the requirement. The Board may adjust the guidelines if it determines that there has been a material change in circumstances. At February 28, 2013, all directors’ share ownership met or exceeded the share ownership guidelines.

Election to Receive Retainer in Stock in Lieu of Cash. In order to further promote alignment of the financial interests of our independent directors with those of the stockholders and in response to stockholder input, the Board in December 2010 adopted a new policy permitting directors to elect in advance of a particular fiscal year to receive all or a portion of their annual retainers for that fiscal year in the form of restricted stock grants with four year vesting rather than cash. In recognition of the increased risk of forfeiture and decreased liquidity of restricted stock over cash, the number of restricted shares granted pursuant to such election is increased by 25%. The grants are issued at the first Board meeting of the year, based on the closing price of our common stock on the NASDAQ Global Select Market on the grant date. For 2012, Mr. Attorri and Mr. Hays each elected to receive restricted shares in lieu of his full cash retainer. For 2013, there were no elections to receive restricted shares in lieu of cash retainers.

Executive Officers

Name and Age	Principal Occupation and Other Information

Larissa L. Herda (54)	Chairman since June 2001. President and Chief Executive Officer since June 1998. Senior Vice President, Sales from March 1997 to June 1998.

Mark A. Peters (52)

Executive Vice President and Chief Financial Officer since January 2007.

Senior Vice President and Chief Financial Officer from April 2005 to January 2007.

Senior Vice President, Treasurer and Acting Chief Financial Officer from November 2004 to April 2005.

Vice President, Treasurer from July 1998 to November 2004.

Paul B. Jones (66)

Executive Vice President, General Counsel and Regulatory Policy and Secretary since January 2007.

Senior Vice President, General Counsel and Regulatory Policy and Secretary from August 1998 to January 2007.

John T. Blount (54)	Chief Operating Officer since June 2005. Executive Vice President, Field Operations from October 2000 to June 2005. Senior Vice President, Sales from June 1998 to October 2000.

Jill R. Stuart (58)	Senior Vice President, Accounting and Finance and Chief Accounting Officer since November 2004. Vice President, Accounting and Finance and Chief Accounting Officer from July 1998 to November 2004.

Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board and selects and oversees our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by Statement of Auditing Standards No. 114, as amended, and the standards of the PCAOB. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and us, and has received from and discussed with the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also met with our senior financial and accounting personnel and our independent registered public accounting firm prior to the filing of our 2012 Annual Report on Form 10-K to review the application and disclosure of our critical accounting policies.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee has reviewed the performance of Ernst & Young LLP as our independent registered public accounting firm for 2012, and has approved, subject to stockholder ratification, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Members of the Audit Committee,

Kevin W. Mooney, Chairman

Roscoe C. Young, II

Gregory J. Attorri

MATTERS TO BE VOTED UPON

Proposal 1 – Election of Directors

Board Recommendation: Our Board recommends that you vote FOR the election of the nominees.

Our Board currently has six directors. Our Nominating and Governance Committee nominated the six nominees for our Board listed below. All nominees are currently members of the Board and, if re-elected, their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve on the Board until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the Board may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

Our common stock is listed on the NASDAQ Global Select Market and we are subject to NASDAQ corporate governance rules. Those rules generally require the majority of the board of directors of listed issuers to be composed of independent directors. Our Board has determined that all nominees except for Larissa Herda, our Chairman, President and CEO, are independent under the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ Listing Rules.

Under our by-laws, the six nominees who receive the greatest number of votes cast for the election of directors will be elected as our directors. However, under our Director Resignation Policy, in an uncontested election, any director nominee who fails to receive a greater number of votes “for” his or her election than votes “withheld” from his or her election must tender his or her resignation. The Nominating and Governance Committee will promptly evaluate any such resignation and make a recommendation to the Board, in the Company’s and our stockholders’ best interests, whether the resignation should be accepted or other action taken. (See “Board and Governance Information—Governance Structure—Director Resignation Policy.”)

Our Board, as currently composed, has served since April 2007. We believe that our Board members bring a wealth of executive, capital markets, industry, corporate governance and strategic expertise to their positions and that our Board functions effectively as a group. Below we have noted certain individual skills and qualifications that contributed to our Nominating and Governance Committee’s recommendation and the Board’s nomination of the individual directors. We believe these skills and qualifications contribute to the strong performance and effectiveness of our Board as well as the strong working relationships that have developed among the members.

Board of Directors

Larissa L. Herda (54)

Director since July 1998

Chairman

•   Chairman of the Company since June 2001.

•    President and Chief Executive Officer of the Company since June 1998.

•   Senior Vice President, Sales of the Company from March 1997 to June 1998.

Ms. Herda’s day-to-day knowledge of us, gained from 15 years of managing us, depth of experience with investors, regulators, bankers and legislators, 25 years of experience in the telecommunications industry and strong leadership skills uniquely qualify her as a Board member and Chairman. We benefit from her active involvement in regulatory and legislative matters, including her engagement with FCC Commissioners and staff and members of the U.S. Congress, her membership on the President’s National Security Telecommunications Advisory Committee, and her service as Chairman of the board of directors of the Denver Branch of the Federal Reserve Bank of Kansas City. Each of these activities support our and the community’s interests. Under Ms. Herda’s direction, we have grown to approximately $1.5 billion in annual revenue, a 27-fold increase from $55.4 million in 1997, expanded our fiber network footprint to include 75 markets, built a national IP backbone recognized by industry analysts as one of the top 10 most connected IP networks in the world, created a culture of innovation resulting in deployment of industry-leading services, including our Intelligent Network and advanced Ethernet services, completed three acquisitions and raised approximately $7.8 billion in the public and private debt markets.

Gregory J. Attorri (54)

Director since April 2006

Chairman of Nominating and Governance Committee

Member of Audit Committee

•   Founder, GJA Advisory Services LLC, a provider of financial advisory services since July 2009.

•    Adjunct Professor at Villanova School of Business since January 2010, teaching courses, including corporate governance, in their MBA program.

•   President and Chief Operating Officer of Waller Capital Corporation, a media, communications and digital information-focused investment bank, from July 2006 to March 2009.

Mr. Attorri has extensive knowledge of the capital markets and extensive experience in mergers and acquisitions, focused particularly on the communications industry, from 20 years in investment banking, including positions with Merrill Lynch, Morgan Stanley, Wachovia Securities and Waller Capital, as well as a broad perspective on the communications industry generally. These insights have been particularly valuable in discussions of our strategy and capital and liquidity needs.

Spencer B. Hays (68)

Director since April 2007; also October 1999 to September 2006

Lead Director

Member of Nominating and Governance Committee

•    Retired.

•   Senior Vice President and Deputy General Counsel of Time Warner Inc., from January 2001 to March 2006.

•    Vice President and Deputy General Counsel of Time Warner Inc., from its formation in 1990 to January 2001.

As a senior corporate attorney with over 25 years of experience with a large public company that started our business and took us public, Mr. Hays has extensive knowledge of our history and broad experience in a wide array of issues confronting public companies, including corporate governance, executive compensation, mergers and acquisitions, finance, securities and business law, corporate compliance and problem solving in general.

Kevin W. Mooney (55)

Director since August 2005

Chairman of Audit Committee

Member of Compensation Committee

•   President, General Markets Division, Blackbaud, Inc., a leading provider of software and professional services to the not-for-profit market, since October 2009. Chief Commercial Officer of Blackbaud, Inc., from July 2008 to October 2009.

•   Chief Commercial Officer of Travelport GDS, a privately held provider of IT infrastructure and distribution services to the travel industry, from August 2007 to July 2008.

•   Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm, from March 2005 to July 2007.

•   Communications consultant from August 2003 to March 2005.

•   Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Cincinnati Bell Inc. from April 1996 to July 2003.

Mr. Mooney has extensive experience in telecommunications operations and, as a former chief financial officer of a public telecommunications company, in accounting matters. His background is well suited for his position as Chairman of our Audit Committee and as our Audit Committee financial expert. He also brings enterprise perspective from his experience with a non-telecommunications enterprise organization and his expertise in IT infrastructure and software.

Kirby G. Pickle (56)

Director since January 2007

Member of Compensation Committee

•   Chief Executive Officer of Dental Holding Corporation, a privately held international network of full service dental laboratories that provides oral restoration products to dentists, since February 2008.

•   Managing Partner, Bridge Creek Partners, LLP, a privately held consulting firm, from July 2006 to January 2008.

•   Chairman of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2005 to July 2006.

•    Vice Chairman of KMC Telecom Holdings from January 2005 to June 2005.

•   Chief Executive Officer of DSL.net, Inc., a publicly held broadband and VOIP service provider, from January 2004 to January 2005.

•   Chief Executive Officer of Velocita Corp., a telecommunications construction company, from October 2000 to January 2004.

With his experience as chief executive officer and chairman of several public and private companies and knowledge of a broad spectrum of industries, including the telecommunications industry, Mr. Pickle brings to our Board a combination of high-tech, telecommunications and enterprise business perspectives.

Roscoe C. Young, II (62)

Director since May 2005

Chairman of Compensation Committee

Member of Audit Committee

•   Managing Director, Laurelwood Partners, a telecommunications consulting and restructuring company, since January 2007.

•   Chief Executive Officer and Chief Operating Officer of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2001 to December 2006.

With 34 years in the telecommunications industry, including his experience as chief executive officer and chief operating officer of a telecommunications company and his service as Vice President Network Services of Ameritech Corporation, Mr. Young brings telecommunications sales and operations perspective to our Board. During his over six years of service as the chairman of our Compensation Committee, Mr. Young has also developed considerable expertise in executive compensation matters.

Vote Required

Election of the nominees to the Board requires a plurality of the votes cast at the meeting by the holders of shares of our common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

Proposal 2 – Ratification of Appointment of Independent Auditors

Board Recommendation: Our Board recommends that you vote FOR ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.

We ask that you approve the following resolution on the appointment of our independent registered public accounting firm:

“RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.”

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our predecessor, Time Warner Telecom LLC. Prior to that time, Ernst & Young LLP audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013. We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, respond to appropriate questions, and be given an opportunity to speak.

Stockholder approval is not required for the appointment of Ernst & Young LLP because our Audit Committee has the responsibility for selecting our independent auditors. Nevertheless, we are submitting the appointment for approval at the Annual Meeting as a matter of good governance practice. If stockholders do not approve this appointment, the Audit Committee will consider the appropriate action.

Audit, Audit-Related, Tax and All Other Fees

The following is a description of the fees billed to us by Ernst & Young LLP for the years ended December 31, 2011 and 2012.

	Year Ended December 31,
	2011	2012
Audit fees	$502,380	$572,140
Audit related fees	73,500	13,340
Tax fees	6,890	3,941
All other fees	—	—

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to review and pre-approve audit and permissible non-audit services to be performed by our independent registered public accounting firm in accordance with applicable rules and standards of the SEC, PCAOB, and the American Institute of Certified Public Accountants, and associated fees between Audit Committee meetings if the full Audit Committee is not available to provide such review and approval. The Chairman promptly reports any decisions to pre-approve audit and non-audit services and fees to the full Audit Committee. All of the fees shown above for 2011 and 2012 were approved in advance by or on behalf of the Audit Committee. The audit related fees in 2011 and 2012 shown above were incurred for transaction support services performed by Ernst & Young LLP. The tax fees in 2011 and 2012 were incurred for tax consultation services in connection with our evaluation of our significant stockholders pursuant to Section 382 of the Internal Revenue Code and multi-jurisdictional tax issues, respectively.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Proposal 3 – Advisory Vote to Approve Compensation of our Named Executive Officers

Board Recommendation: Our Board recommends that you vote FOR the proposal to approve the compensation of our Named Executive Officers on an advisory basis.

We ask that you approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for 2012, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Proxy Statement, is hereby APPROVED.”

Under the rules of the SEC, we are required to provide you with the opportunity to cast an advisory vote on the 2012 compensation for our Named Executive Officers as set forth in the compensation tables beginning on page 43. This proposal is frequently referred to as a “say-on-pay” vote.

We describe our executive compensation program in the Compensation Discussion and Analysis, or CD&A, related compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, we encourage you to review the CD&A, beginning on page 28 of this Proxy Statement, which describes our executive compensation program in detail.

The main objectives of our compensation program are attracting and retaining high caliber executives, paying for performance, rewarding the achievement of challenging business goals and aligning our named executive officers’ interests with those of our stockholders through a strong emphasis on equity-based compensation.

Since the vote on this proposal is advisory, it is not binding on us. Nonetheless, the Compensation Committee, which is responsible for recommending the overall design of the compensation of our named executive officers and certain other senior management personnel, will take into account the outcome of the vote when making future executive compensation recommendations.

Vote Required

Approval of the resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

APPROVAL OF THE RESOLUTION TO APPROVE THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS.

Proposal 4 – Stockholder Proposal to Establish a Policy Requiring that our Chairman be an Independent Director who has Not Previously Served as one of our Executive Officers

Board Recommendation: Our Board recommends that you vote AGAINST the proposal to require that our Board Chairman be an Independent Director who has not previously served as one of our Executive Officers.

Gerald Armstrong, 910 Seventeenth Street, No. 412, Denver, CO 80202-2917, a beneficial owner of 12,500 shares of our common stock, has advised us that he intends to submit the proposal set forth in italics below at the Annual Meeting.

“Resolution:

That the shareholders of tw telecom inc. request its Board of Directors to establish a policy requiring that the Board’s Chairman be an “independent director” who has not previously served as an executive officer of tw telecom inc.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.

Statement:

The proponent of this proposal believes that the Board of Directors will provide greater oversight of management with an “independent chairman.”

In view of the possible acquisition of tw telecom inc., our chairman, who is also President and Chief Executive Officer, could want continued employment as such rather than act in the best interests of shareholders. This could be countered by an “independent chairman” acting in the best interests of all shareholders.

Our Board has failed to create a “plan of succession” in the event that the current Chairman, President and Chief Executive Officer should leave and our current board members seem to be without credentials of service on boards of other public corporations and seem inexperienced in dealing with corporate governance issues. Its fees have been among the highest of NASDAQ listed “National Market” corporations and the compensation for the Chairman, President and Chief Executive Officer was $9,717,581 during 2011.

The Millstein Center for Corporate Governance and Performance at the Yale School of Management and the Chairmen’s Forum endorsed policies requesting U.S. public companies to separate the role of the chairman of the board and CEO. An independent chairman “curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is the logical next step in the development of an independent board,” the policy notes.

Norges Bank Investment Management, has stated in support of similar proposals:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately, 43% of S&P 1500 companies have separate CEO and Chairman positions.

“The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in development of business strategies. An independently led Board is better able to oversee and give guidance to corporate executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within corporate structure and thus protect shareholder value.”

If you agree, please vote “FOR” this proposal.”

Company Response to Stockholder Proposal

Our Board believes that our CEO is best suited to serve as Chairman because she is most familiar with our business, strategy, industry and operations and is therefore in the best position to identify priorities for our Board, oversee the assembly of background materials and preside at Board meetings. We also believe that combining the positions of Chairman and CEO facilitates smooth Board functioning and information flow and does not compromise the independent oversight of our Board, which otherwise is composed entirely of independent directors who meet frequently in executive session.

Ms. Herda’s long-standing practice of actively engaging with investors on a quarterly basis provides a valuable conduit for the communication of stockholders’ interests to the full Board and results in her meeting with, and soliciting feedback from, a large number of existing investors as well as potential new investors throughout the year. During this active and personal engagement with investors, none has ever requested to change the Board’s leadership structure as specifically suggested by the proponent. In fact, our stockholders overwhelmingly voted against the same proposal by Mr. Armstrong at the 2012 Annual Meeting, evidencing their support for the current board leadership structure.

Our Board believes that the decision as to who should serve as Chairman is the proper responsibility of the Board, which is uniquely positioned best to evaluate the optimal governance structure of the Board. Our Board members possess considerable experience and intimate knowledge of our Company’s needs and the operation of our Board. Further, our Board wishes to retain the flexibility to select the director best suited to serve as Chairman based on the then relevant circumstances and criteria. The proponent’s proposal that a CEO or other executive officer could never serve as Chairman, even when no longer acting as an officer, would unreasonably limit succession planning alternatives and may deprive the Company and its stockholders of the opportunity to benefit optimally from the unique knowledge and experience of a former CEO or executive officer. Specifically, this proposal would preclude our current Chairman and CEO, Larissa Herda, who has a strong track record of performance and played a pivotal role in our growth and development, from ever serving as Chairman either now, or in the future, even if she no longer serves as our CEO.

Our Nominating and Governance Committee and full Board continually review and analyze our Board leadership structure and have repeatedly concluded that the separation of the Chairman and CEO functions would not be in our best interests or the best interests of our stockholders for the following reasons:

Strong Independent Stewardship

The ultimate objective of our Board structure should be independent stewardship and alignment with stockholder interests. Our Board believes that the interests of stockholders are served through the active involvement of our independent directors in the oversight of the Company, but does not believe that requiring an independent chairman is necessary to accomplish that goal. Rather, our board achieves independent oversight through:

•	A super-majority (five out of six) of independent directors;

•	Standing Board committees (Audit, Compensation and Nominating and Governance) composed entirely of independent directors;

•	Robust governance policies as described under “Board and Governance Information” above; and

•	Strong oversight of our risk management, key strategic initiatives, executive compensation, succession planning and financial reporting.

Experienced and Highly Engaged Board

Our Board does not need and would not benefit from changes theoretically intended to enhance the relations between our independent directors and our CEO. A significant benefit of the relatively small size and long tenure of our Board is that all of our independent directors are fully and regularly engaged as directors and involved in setting Board agendas, with open access to our management for purposes of fulfilling their oversight responsibilities.

Lead Director

Our Board has established a Lead Director position in response to current governance trends as described under “Board and Governance Information—Board Leadership Structure.” The Board has determined that the Lead Director position:

•	Augments the effective independent Board functioning that already exists;

•	Mitigates any potential conflict that may arise by combining the Chairman and CEO positions; and

•	Enables performance of the duties that might otherwise be performed by a non-executive chairman if needed.

Strong Stockholder Support

Our Board has consistently received strong stockholder voting support in director elections.

Proponent’s Inaccuracies

We note a number of inaccuracies in the proponent’s supporting statement.

•

The assertion that our current Chairman and CEO would want continued employment rather than act in the interests of stockholders is completely without support and contrary to Ms. Herda’s consistent public statements.

•

Contrary to the proponent’s assertion, the Board annually conducts a succession planning process and has a succession plan that would be implemented if Ms. Herda or one of the other executive officers leaves his or her position.

•

The proponent’s suggestion that the Board members are inexperienced in dealing with corporate governance issues is similarly inaccurate. Our current board has a total of 62 years of public company board experience. All of our board members spend considerable time reviewing and considering governance issues and have expertise in this area.

Our Board as presently composed and structured has been high functioning, highly effective and has served our stockholders well in building stockholder value. Our Board believes that adoption of a policy requiring the election of an independent Chairman would unnecessarily encumber our Board’s functions, would not enhance the Board’s independence or its effectiveness or the flow of information to the Board that now exists and therefore is not in the best interests of our stockholders.

Vote Required

Adoption of the stockholder proposal to require that our Board Chairman be an independent director who has not served as our executive officer requires the affirmative vote of a majority of our outstanding shares that are present in person or by proxy and entitled to vote on this matter.

OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE

PROPOSAL TO REQUIRE THAT OUR BOARD CHAIRMAN BE AN INDEPENDENT DIRECTOR WHO HAS NOT SERVED AS OUR EXECUTIVE OFFICER.

EXECUTIVE COMPENSATION AND OTHER INFORMATION Compensation Discussion and Analysis

Executive Summary

In 2012 we continued our strong comprehensive performance, both financially and operationally, while rapidly deploying new Intelligent Network and advanced Ethernet capabilities. Our Compensation Committee’s decisions reflect that performance. The highlights of our compensation program and our Compensation Committee’s decisions for 2012 are summarized as follows:

Philosophy and Governance

•

The main objectives of our compensation program are attracting and retaining high caliber executives, paying for performance, rewarding the achievement of challenging business goals and aligning our named executive officers’ interests with those of our stockholders through a strong emphasis on equity-based compensation.

•

We generally target base salaries to the median level of our peer group with the opportunity for short-term incentive payments and long-term equity-based incentives above the peer company median for superior performance.

•	Our Compensation Committee makes all recommendations and all of our independent directors vote on final compensation decisions regarding our named executive officers.

•

Our Compensation Committee engages a compensation consultant to provide objective analysis and information regarding the competitiveness of our executive compensation program and insight into current trends and practices.

Compensation Elements

•	We provide the following elements of compensation for our named executive officers: base salary, short-term incentives, long-term equity-based incentives and post-termination benefits.

•	Our pay mix is weighted toward long-term incentives, delivered in the form of equity to align our executives’ interests with long-term stockholder interests.

•

Each of our named executive officers is entitled to severance payments upon termination without cause that are intended to align our executives’ interests with stockholders’ interests in the event of a proposed strategic transaction. The payments generally are based on a multiple of the executive officer’s base salary and annual target short-term incentive target. We do not provide any severance benefits for termination for cause.

2012 Decisions

•	Our compensation philosophy and objectives were reviewed and maintained.

•	Our named executive officer group in 2012 remained the same as in 2011.

Name	Position

Larissa L. Herda	Chairman, President, and Chief Executive Officer

Mark A. Peters	Executive Vice President and Chief Financial Officer

John T. Blount	Chief Operating Officer

Paul B. Jones	Executive Vice President, General Counsel and Regulatory Policy

Jill R. Stuart	Senior Vice President, Accounting and Finance and Chief Accounting Officer

•

Consistent with our emphasis on equity versus cash compensation, the 2012 base salary increases for the named executive officers were limited to 2%, in line with the average 2012 performance-based salary increases for our employee base. Our base salaries are below the peer group median as a result of the decision to emphasize the performance-based short-term incentive and long-term equity-based incentive compensation.

•

We encourage pay for performance with our short-term incentive program that is based on our Compensation Committee’s assessment of our named executive officers’ individual performance and our overall performance. Based on favorable 2012 performance, the payout for our short-term incentive program was 100% of target for all of our named executive officers other than Ms. Stuart whose payout was 125% of target.

•

While our long-term equity incentive compensation is primarily meant to provide retention and performance incentives, our Compensation Committee also considers past performance in determining the size of the awards.

•	Total compensation and equity grants for our named executive officers for 2012 were similar in value to those for 2011.

•

We encourage alignment of our named executive officers’ interests with those of our stockholders by providing performance and retention incentives through the award of long-term equity-based incentives. In 2012, our Board granted restricted stock awards to our named executive officers for this purpose.

•	We maintain executive stock ownership guidelines for our named executive officers as described in detail below under “Executive Stock Ownership Guidelines.”

•	Our compensation-related risk analysis resulted in the conclusion that our compensation programs do not create risks that are likely to have a material adverse effect on the Company.

Business, Financial and Operating Highlights

Our named executive officers and the other members of our management team drove our performance by establishing our strategic direction and providing the leadership necessary for us to execute on our plans and objectives. Under their leadership, we strategically advanced our new products and network capabilities, while continuing to achieve strong comprehensive financial results. In 2012, we launched the first two phases of our evolving advanced network capabilities that we refer to as the “Intelligent Network,” which provide customers increased visibility to performance information about their services and real time ability to increase their bandwidth through our customer portal and later will provide traffic prioritization. Our named executive officers aligned all department and employee goals with our corporate and business objectives. We also continued to invest in our highly-skilled, highly-engaged workforce that we believe enables us to differentiate ourselves from our competitors. (For more complete information on our financial and operational performance, please see our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, available on our website at http://www.twtelecom.com/investor-guide/).

2012 Performance compared to 2011

•	Delivered strong comprehensive and consistent results both financially and operationally while delivering industry-leading innovation

•	Revenue growth

-	Achieved 33rd quarter of consecutive sequential quarterly revenue growth.

-	Grew revenue 7.6% in 2012 and 7.4% in 2011.

•	Net income and Modified EBITDA or (“M-EBITDA”)[1] expansion

-	Grew Net Income 32.8% to $76.9 million in 2012 vs. $57.9 million in 2011, and grew basic earnings per share to $0.51 in 2012 from $0.39 in 2011.

-	Improved our M-EBITDA margin[2] to 36.8% for 2012 from 36.4% for 2011 while making capital and operating investments for future growth.

-	Grew our 2012 M-EBITDA to $540.6 million, an 8.6% increase over 2011.

•	Ongoing Liquidity and Balance Sheet strength

-	Improved net cash provided by operating activities to $463.7 million, a 14.9% increase over 2011.

-	Delivered $129.7 million of levered free cash flow,[3] representing 8.8% of total revenue.

-	Completed high yield debt financing on favorable terms.

•	Strong Operational Execution

-	Launched new, differentiated services, including the first two phases of our Intelligent Network capabilities and other new advanced Ethernet services.

-	Continued to be ranked #3 in Ethernet port market share, surpassed only by two Fortune 50 companies; ranked #1 in competitive provider Ethernet port market share.[4]

Oversight and Process

Oversight of Executive Compensation. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and terms of employment of the named executive officers and certain other senior management personnel. The Compensation Committee also recommends to the Board all equity-based awards to the CEO and other executive officers. The members of the Compensation Committee are independent directors Roscoe Young, Chairman, Kevin Mooney and Kirby Pickle.

Compensation Philosophy. The objective of our compensation program is to attract, motivate and retain high caliber executives necessary to achieve our business strategy. In order to build long-term stockholder value, the program is designed to reward achievement of, and is intended to provide a strong linkage with, our current principal objectives, which are: to generate strong comprehensive results including increased revenue, net income and M-EBITDA, continued improved profitability and levered free cash flow generation. The following principles have guided the Compensation Committee’s recommendations and the Board’s decisions:

•

In order to attract, motivate, and retain high caliber executives we should provide annual salaries, short- and long-term incentives and benefits that are competitive with telecommunications and other companies that we compete with nationally for executive talent.

•	We should provide individual cash award targets that reward executive officers for the achievement of challenging business goals.

[1]	Modified EBITDA is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. See reconciliation to the most comparable U.S. generally accepted accounting principles measures in Appendix A.
[2]	We define Modified EBITDA margin as M-EBITDA divided by total revenue.
[3]

We define levered free cash flow as M-EBITDA less capital expenditures and net interest expense from operations (but excluding debt extinguishment costs, non-cash interest expense and deferred debt costs). See Appendix A to this proxy statement for the reconciliation to net cash provided by operating activities.

[4]	Source: Vertical Systems Group, Inc., an industry analyst.

•	The interests of executives should be aligned with those of our stockholders through a strong emphasis on equity-based compensation.

•

We should target total direct compensation (salary, short-term incentive payments and long-term incentives) that is above the median for our industry if we and our named executives achieve outstanding performance, including performance relative to industry peers and prevailing economic conditions.

The total compensation opportunity available to the named executive officers consists of base salary, short-term cash incentives in the form of our Annual Incentive Plan (“AIP”), long-term incentives in the form of equity-based compensation and other benefits. The Compensation Committee believes that the total compensation opportunity should be market competitive and targets base salary to the peer group median. In addition to market competitiveness, the Compensation Committee believes total compensation opportunities should reflect the value to our business of each named executive officer’s position, taking into account functional responsibilities, complexity, the organizational impact of the position and individual performance. Our named executive officers are also eligible to participate in our 401(k) plan available to all eligible employees, which includes a partial Company match, and in our broad-based medical, health, life insurance, flexible spending account, health savings account and disability plans. They also receive limited personal benefits that totaled less than $40,000 for all named executive officers in the aggregate in 2012 and a stipend for supplemental disability and life insurance coverage that is not available to other employees to provide the opportunity to obtain coverage beyond the maximums in the group policies to ensure adequate income protection. Beginning in 2011, our named executive officers were eligible for, but did not participate in, a deferred compensation plan that does not currently include any Company contribution and is available to other employees with compensation in excess of a specified amount.

The Compensation Committee applies the same compensation policies to all of the named executive officers, including the CEO. Differences in compensation decisions for individual named executive officers are largely a function of differences in the scope and impact of their positions, as well as the competitive markets for those positions. Differences in the amount of the CEO’s actual compensation from the other named executive officers are a function of her performance and almost universally higher salaries, short-term incentives and equity awards for CEOs than for other positions in the competitive market.

Our Executive Compensation Evaluation Process. The Compensation Committee uses competitive market data as one factor to determine whether the amounts and types of compensation we pay our named executive officers are appropriate. With the compensation consultant’s assistance, the Compensation Committee annually conducts comprehensive assessments of the competitiveness of our executive compensation program, based primarily on how the elements of our executive compensation package, pay practices and total compensation opportunities of our executives compare with those provided by a peer group of companies within our industry with whom we compete for executive talent. For 2012 base salary and long term equity compensation decisions, the Compensation Committee referenced a group of peer companies based on roughly similar industry classification, geographic scope and, to some extent, revenue size. These companies are:

AT&T Inc. CenturyLink Inc. Cincinnati Bell Inc. Frontier Communications Corp.	Global Crossing Ltd. Level 3 Communications Inc. PAETEC Holding Corp. Premiere Global Services Inc.	Sprint Nextel Corp. Telephone & Data Systems Inc. Verizon Communications Inc. Windstream Corp.

At the end of 2012, due to the mergers of Level 3 Communications with Global Crossing Ltd. and Windstream Corp. with PAETEC Holding Corp, the Compensation Committee reviewed the peer group composition with the compensation consultant’s assistance and added MetroPCS

Communications Inc. and United States Cellular Corporation in lieu of Global Crossing and PAETEC. The Compensation Committee referenced the modified peer group in connection with its 2012 short-term incentive decision and its 2013 base salary and long term incentive compensation decisions. Because of variations in revenue size among companies in the peer group, the compensation consultant regressed compensation data to enhance its comparability for positions where revenue size drives compensation. The consultant also assisted the Compensation Committee with matching our executive positions against those of the peer companies in terms of job and functional responsibilities for comparison purposes. Because very few of our peer companies have a Chief Accounting Officer position in their named executive officer group, our Chief Accounting Officer position was compared to the fifth highest paid named executive at the peer companies. Since this methodology results in comparisons to a variety of positions, the market data for our Chief Accounting Officer is of limited utility.

The Compensation Committee recognizes that our profile is unique and that no other companies are directly comparable. As a result, compensation decisions may reflect the differences between us and the peer companies. Since peer data generally reflects compensation paid by the included companies at least a year prior to the Committee’s review, the consultant trended the data forward to 2012 by 3%, its assumed increase rate for telecommunications industry executives. The peer data used for purposes of comparing the proposed total cash and total direct compensation for our named executive officers to peer companies was based on target short-term incentive values rather than actual values because of differences in peer companies’ and our performance. Finally, the consultant data reflects three year historical averages for equity grant values due to the inconsistent equity granting practices of the peer group companies. The compensation consultant also reviewed the Compensation Committee’s final 2012 compensation recommendations for market competitiveness.

While the Compensation Committee reviews and considers peer data to determine the competitiveness of our executive compensation programs, the Compensation Committee wishes to remain flexible to tailor our compensation to the changing circumstances in our industry and economy and also considers other factors such as our performance relative to our peers, individual performance and our unique position in our industry. As a result, the Compensation Committee retains discretion to set compensation within or outside the ranges for the peer companies.

In making its compensation decisions, the Compensation Committee used tally sheet information that showed the total value of the compensation package proposed to be delivered to each named executive officer with assumed grant date fair values for restricted stock. While mindful that restricted stock grant date values are based on a point in time, and that actual value delivered by stock compensation can change significantly from grant date values due to external market and other unknown factors as well as our performance, the Compensation Committee used this analysis to validate the internal equity between positions, the total value of the compensation in relation to the position’s scope and the market competitiveness of the compensation packages.

Say on Pay Vote Result. At the 2011 Annual Meeting, our stockholders approved the compensation of our named executive officers with 84.7% of the votes being cast in favor. The Compensation Committee reviewed these results and accordingly continued to apply its compensation philosophy with a similar compensation program to that approved by the stockholders. We did not have a stockholder vote on executive compensation in 2012; however, our Compensation Committee is always attentive to investor input regarding our executive compensation. Beginning with 2013, we adopted an annual frequency for our stockholder vote to approve executive compensation until the next stockholder vote on the frequency of such stockholder votes.

Role of the CEO. Our CEO conducts a detailed review of the annual performance of the other executive officers with the Compensation Committee at the end of each year and makes recommendations to the Compensation Committee regarding the appropriate base salary, payout under the AIP and grants of equity incentives for those executives. The consultant reviews and provides input with respect to these compensation recommendations. The Compensation Committee reviews these recommendations in executive session, without the affected executives present, and exercises its full discretion to determine whether to recommend that the full Board approve or adjust the recommended amounts. Our CEO may participate in the discussion of the compensation of the other executive officers at a Board meeting after the Board has considered the Compensation Committee’s recommendations in executive session. The Compensation Committee assesses the performance of the CEO, reviews the competitive market data provided by the consultant and determines her cash and equity compensation in executive session without the CEO or any other executive officers present.

Pay for Performance

Our compensation program is designed so that the following pay components include pay-for-performance features:

Base Salaries:

Although base salaries are fixed and primarily aimed at retention, adjustments to base salary may be based on the competitiveness of this pay element and individual performance.

Annual Short-Term Incentive:

While target ranges are based to some extent on the competitive market, actual award payouts are based on the Compensation Committee’s assessment of each named executive officer’s individual performance and more generally on our performance and accomplishments for the year.

Long-Term Incentives:

Long-term incentives in 2012 were granted in the form of restricted stock awards vesting over four years and in the past have also included stock options. Since restricted stock and options are tied to our stock price over a four-year period, these awards directly tie executives’ interests with those of our stockholders. The value of equity awards realized by the executives ultimately depends on the price performance of our stock, which is in large part a reflection of our performance. In addition, the Compensation Committee considers past performance of the individual named executive officers in determining the size of equity awards.

Components of the Executive Compensation Program

Base Salary. Base salaries are designed to attract senior executives and retain them over time. In general, the Compensation Committee targets base salaries to the peer group median or below. In addition to peer group data, the Compensation Committee considered individual performance, job tenure, the complexity, scope and impact of each position and internal equity, which focused on whether comparably situated executives are paid fairly relative to each other and to our other management levels. The CEO recommended to the Compensation Committee that base salary increases be limited to 2% for 2012, preferring to emphasize meaningful short- and long-term incentive awards consistent with our favorable performance. The Compensation Committee agreed and applied the same principle to the CEO’s base salary. The base salary decisions resulted in the named executive officers’ 2012 base salaries being below the peer group median base salaries.

2012 Base Salaries ($ in 000s)
Executive	2011 Salary	2012 Salary	Percentage Increase
Larissa L. Herda, CEO	$884	$902	2%
Mark A. Peters, CFO	$416	$425	2%
John T. Blount, COO	$513	$524	2%
Paul B. Jones, General Counsel	$343	$350	2%
Jill R. Stuart, CAO	$242	$247	2%

Because our short-term AIP is structured as a percentage of base salary, an increase in base salary increases the executive’s potential opportunity under the AIP. However, the actual amounts paid are based on performance as described below. The long-term incentives are not based on a multiple of salary. Insured benefits, such as the life insurance and disability benefits that we provide to all employees are linked to base salary because those benefits are based on multiples of base salary, subject to a cap (for life insurance benefits), or a percentage of monthly salary prior to disability (for disability benefits).

Short-Term Incentives/AIP. The AIP is a short-term component of incentive compensation designed to align our named executive officers’ pay with the individual’s performance during the preceding year and with our annual performance. It is intended to focus executives on corporate and individual goals and leadership attributes that the Compensation Committee believes are important to our long-term success. The individual target short-term incentive for each named executive for 2012 was set as a percentage of base salary as shown below. Potential payouts may range from 0 to 2 times the target:

Named Executive	AIP target percentage of base salary	Maximum multiple of target	Actual 2012 payout multiple
Larissa L. Herda	175%	2x	1x
Mark A. Peters	100%	2x	1x
John T. Blount	100%	2x	1x
Paul B. Jones	75%	2x	1x
Jill R. Stuart	75%	2x	1.25x

We do not guarantee that the named executive officers will receive payouts under the AIP at their individual target levels, and there is no threshold or minimum payout amount under the AIP. The individual AIP targets for each position were established in part by reference to market data and in part based on the potential impact of the executive’s position on our results. The 2012 targets remained the same as the 2011 targets. The Compensation Committee also reviewed market data for total cash compensation supplied by the compensation consultant and compared the total cash compensation opportunity for our named executive officers to that data to assure that the total cash opportunity remains competitive. However, the AIP awards made in any year are more a function of our and our executives’ performance than market survey comparisons. Such comparisons are of limited utility because peer company payouts also reflect differences in plan design, the mix of compensation elements and company performance. The individual target and maximum opportunities of the named executive officers are disclosed in the Grants of Plan-Based Awards Table, and actual short-term incentives paid for 2012 performance are disclosed in the Summary Compensation Table.

The Compensation Committee does not apply a strict formula for determining the extent to which AIP payouts to the named executive officers will be above or below the individual targets. The basis for determination of payouts may change somewhat from year to year depending on our and the Compensation Committee’s focus for that year. For 2012, as in the prior three years, the Compensation Committee focused on the named executive officers’ contributions individually and collaboratively to drive 2012 performance while making important strategic decisions that are intended to improve our ability to compete in our industry and thereby create and sustain long-term stockholder value. The Compensation Committee carefully reviewed our financial and operational performance, the former being only a general directional input to their decision-making. The Compensation Committee does not believe that quantitative financial measures should be the determinant of our short-term incentive payments in order to provide management flexibility to take actions in response to a dynamic environment that position us well for the longer term, even if those actions adversely affect short-term results.

For 2012, the individual performance factors, assessed on a largely qualitative basis, that the Compensation Committee considered in recommending the AIP payments for the named executive officers other than the CEO included:

•	Their impact on our results,

•	Their demonstration of strategic leadership, and

•	Their leadership of people.

The Compensation Committee’s recommendation to the Board to award payouts at or above individual target amounts also reflected the Committee’s general assessment and judgment of our 2012 performance and accomplishments, including:

•	Revenue growth, M-EBITDA and margin growth and Levered Free Cash flow growth despite an uncertain economic environment;

•	Product advancements, including the launch of the first two phases of our Intelligent Network initiative and other advanced Ethernet services;

•	Bank debt rating upgrades from the rating agencies;

•	Completing a favorable debt financing; and

•	Maintaining a strong balance sheet.

AIP Payout Determinations. The Compensation Committee determined the CEO’s AIP payout based on the quantitative achievements noted above, as well as the following qualitative factors:

•	Overall 2012 Company performance;

•	Her strategic leadership;

•	Her leadership of the executive team; and

•	Her effectiveness in communicating with external stakeholders including investors, analysts, regulators, customers, legislators and industry leaders.

The CEO’s payout of 100% of target reflected the Compensation Committee’s judgment of her strong performance on these factors individually and, similar to the other named executive officers, as a member of the executive team.

For the named executive officers other than the CEO, the CEO made recommendations to the Compensation Committee regarding the payout percentages under the AIP, applying the factors mentioned above, based on her in-depth knowledge of each individual’s performance, assessments by their peers and, in the case of Ms. Stuart who reports to Mr. Peters, the individual’s manager’s assessment. Based on the Compensation Committee’s assessments of the relevant factors, it recommended to the Board to make AIP awards of 100% of targets to Messrs. Peters, Blount and Jones and 125% to Ms. Stuart. The decision to award the same percentage payout to most of the named executive officers reflected the Compensation Committee’s view that there was no significant variation among the individual named executives in the quality of their performance and that the named executives largely operate as a team with many interdependencies. The differences in impact on our business results among the individual positions are reflected in the product of their individual AIP target percentages and their individual base salaries. The level of the AIP awards for 2012 was impacted by the Committee’s base salary decisions and its desire to emphasize performance-based variable compensation over base salary as well as reflecting the Committee’s assessment of individual performance.

In addition to their shared accountability and positive results in leading our strategic direction and operational execution, the performance highlights noted in our CEO’s recommendations to the Compensation Committee and the Compensation Committee’s recommendations to the Board for the AIP payouts included the following:

John Blount, our COO, aligned all departments and employees to focus on our business priorities. He set and met aggressive product goals in 2012 to launch the first two phases of our Intelligent Network, which included key systems development and platform enhancements, and a new wholesale Ethernet service. Under his leadership, his teams launched a number of new systems and tools to help us scale and grow the business and handle the ever-increasing complexity of our service offerings. In addition, Mr. Blount’s teams realigned our sales force to better handle our more complex offerings, added new sales channels and expanded our indirect sales channel.

Mark Peters, our CFO, focused on driving us toward higher top-line growth rates, balanced against objectives to maintain margins and invest capital optimally for growth and returns. Mr. Peters also provided leadership in strategic capital and other resource allocation, providing strategic decision-making and consensus-building with respect to the selection of optimum investment initiatives to support our short- and long-term growth and efficiency efforts. Further, he continued to play a key role in our strong investor relations, and led our successful high yield financing.

Paul Jones, our Executive Vice President, General Counsel and Regulatory Policy, led our regulatory team to develop and execute strategies to achieve regulatory action on issues critical to our growth objectives and business model, focusing especially on special access reform and defeating legislation inhibiting to our competitive position. Mr. Jones played a key role in developing successful litigation strategies that contributed significantly to our overall cost management and dispute recoveries and continued to provide leadership on corporate governance matters. Mr. Jones’ leadership of our legal team has resulted in an operating philosophy, customer focus and subject matter expertise that supports the Company’s revenue initiatives, while appropriately balancing risk.

Jill Stuart, our CAO, leveraged the new financial systems platform delivered in 2012 to build best in class financial reporting capabilities and create efficiencies in financial management that contributed to our ability to grow the business and improve margins and returns. Her team continued to innovate and automate our business intelligence capabilities thereby improving visibility and access to real time information to support strategic decisions and direction. Additionally, Ms. Stuart sponsored cross functional teams to achieve further revenue growth and cost and capital efficiencies contributing to maximizing our margins and returns. With improved controls, scale, efficiencies and financial reporting flexibility she enabled us to maintain a high level of integrity over financial reporting and produce information critical to strategic decision-making.

Our Board has discretion to award a portion of the AIP payout to executive officers and certain other management personnel in the form of shares of our stock, restricted stock or restricted stock units (“RSUs”). For both 2010 and 2011, payouts under the AIP were made partially in cash and partially in restricted stock to enhance retention incentives and stockholder alignment. Having progressed toward those objectives in 2010 and 2011, the Compensation Committee recommended that the short-term incentive be paid all in cash for 2012.

The Compensation Committee intends to determine the form of AIP payout separately for each year and to retain the flexibility to recommend payouts in all cash or with different mixes of cash and non-cash awards in the future. The restricted stock awards granted in 2012 as a component of the AIP payout for 2011 performance appear in the 2012 Summary Compensation Table under “Stock Awards” in accordance with applicable SEC rules.

Long-Term Equity Incentives. Our long-term equity awards are designed to create incentives for named executive officers to remain with us and to align the interests of our named executive officers with our stockholders by rewarding our named executive officers for results that create stockholder value over the longer term. We do not provide our named executive officers with retirement benefits such as defined benefits plans and nonqualified supplemental retirement plans as many of our peer companies do, other than matching 401(k) contributions subject to IRS limits. Therefore, the value realized from long-term incentives is our primary method of providing executives with income for retirement. In the past, we have granted options and restricted stock for these purposes. In determining the size and type of awards, the Compensation Committee considers several factors, including the volatility of our stock price, the unvested values of prior equity grants that remain outstanding under those awards to provide retention value over the next three to four years, the mix between cash and equity compensation and our performance. The Compensation Committee designs our long-term incentives on an annual basis to achieve its compensation goals most effectively in light of the circumstances existing at the time of grant. The Committee references the value of equity granted to executives in comparable roles at peer group companies to ensure that incentive awards are market competitive. Because we use the Black-Scholes value on the grant date to value our and our peer groups’ equity awards, which is not necessarily indicative of the realizable value of equity awards, it is considerably more difficult to compare our equity awards to those made by peer group companies than to compare cash compensation.

There is no pre-established policy or target for the allocation between either cash and non-cash or short- and long-term incentive compensation. Among other factors that the Compensation Committee considers in determining the size of equity awards is the mix of compensation elements employed by the peer group companies. In general, the Compensation Committee weights the compensation mix more heavily toward long-term equity incentive compensation than the compensation mix of the peer group companies as shown in the compensation mix pie charts that appear below. This weighting is consistent with the Compensation Committee’s desire to create alignment with stockholders’ interests and has been encouraged by our large investors. The charts below depict the compensation mix for our CEO, CFO and COO for 2012 (using the grant date fair value of the equity compensation as shown in the Summary Compensation Table for 2012), as compared with the average compensation mix for our peer group companies’ CEO, CFO and COO for 2011, the most recent period for which data is available. The charts show that our CEO, CFO and COO receive a higher percentage of their total compensation in the form of equity than the average for comparable named executive officers of the peer group companies.

Compensation mix: Company compared to Peer Group

In connection with equity awards, the Compensation Committee also considers the mix of compensation at risk (consisting of the equity portion of AIP and long-term equity compensation) and compensation not at risk (consisting of base salary), generally believing that, due to the nature of their positions, the percentage of total direct compensation represented by equity should be higher for the CEO, CFO and COO than the General Counsel and the CAO. The Compensation Committee believes that a fixed formula for these compensation elements would hamper the flexibility of the compensation program and hinder adjustments necessary in the highly competitive and dynamic environment in which we operate. Differences in the size of grants made to the named executive officers are a function of the Compensation Committee’s view of the scope and impact of each position on our results as well as competitive market information consisting of equity grant values to executives at peer companies in comparable roles.

In January 2012, the Compensation Committee recommended and the Board approved grants of restricted stock awards to the named executive officers as set forth in the “Grants of Plan-Based Awards for 2012” table. These grants include the restricted stock granted in respect of a portion of the 2011 AIP payout, as described above under “Short-Term Incentive.” The Compensation Committee reviewed both competitive market data and the history of equity grants to our named executive officers. The Committee decided that the long-term incentive grants for 2012 should be in the form of restricted stock with annual vesting of 25% over four years beginning January 2013. These grants were consistent with the prior year, create an explicit linkage between stock price performance and named executive officers’ rewards, aligns rewards with stockholder interests and provide retention incentives in light of the volatility of our stock.

In general, the Compensation Committee targets total direct compensation at the peer group 50th to 75th percentile with higher total direct compensation being awarded for strong performance, reflected in realized equity values. The equity awards granted in 2012 maintained total direct compensation for the named executive officers at or above the target levels, resulting in total direct compensation at similar levels to 2011, which the Compensation Committee believed was appropriate in light of the named executive officers’ performance and our overall performance both in absolute terms and in relation to our peers. Due to increases in the market price of the Company’s shares, fewer shares were issued in 2012 than in 2011 to deliver similar grant date values. Because several of the peer companies provide pension and supplemental retirement benefits and more extensive personal benefits than we provide, the total rewards provided by those companies to their named executive officers in some cases substantially exceed their total direct compensation, which we use for comparison purposes.

Timing of Equity Awards. Since 2004, the Compensation Committee’s practice has been to grant equity-based awards at the first Board meeting of the fiscal year or shortly thereafter. This is the same time or shortly after the time that the Compensation Committee reviews base salaries and determines the payouts under the AIP based on our named executive officers’ and our performance. The Compensation Committee makes equity awards at this time because it prefers to address all of the components of the executive compensation package at approximately the same time. Equity awards may also be made at other times of the year for new hires or promotions or at the Board’s discretion. No such awards were made in 2012. The grant date for annual equity awards to the named executive officers is the date that the Compensation Committee approves the awards. For new hires or promotions, the grant date is the effective date of the new hire or promotion.

Acceleration of Equity Vesting Upon Change of Control. The restricted stock and RSU awards that we granted to the named executive officers and all other employees who were eligible for equity awards in 2012 generally vest upon the completion of a change of control. We adopted the so-called “single” trigger treatment for these equity awards because:

•	We believe these provisions are consistent with current market practices in our industry and other technology companies;

•

We believe that our employees should have the same opportunities as stockholders to sell their equity at the time of the change in control event and realize the value created at the time of the transaction;

•	Employees’ outstanding equity should not be tied to a new company’s future success; and

•	Single trigger vesting enhances the retention value of the equity at the time of grant and aids in retention of executives through the closing of a transaction.

Anti-hedging Policy. Our insider trading policy prohibits all employees and directors from trading in any interest or position relating to the future price of our stock, such as puts, calls or short sales and all other types of hedging transactions relating to the future price of our stock. We also prohibit executives and directors from pledging shares as collateral for margin loans.

Executive Agreements. The Compensation Committee believes that severance protection for executives is an important tool for attracting and retaining key employees, remaining competitive with the market for executive talent and protecting stockholder interests in a change of control situation. The Compensation Committee and the Board believe that our consistent strong performance is in part attributable to the stability, functional expertise and collaboration of the executive team. This belief supports the Compensation Committee’s and Board’s decision to provide retention incentives in the form of employment and change of control agreements.

We entered into employment agreements and change of control agreements (“Change of Control Agreements”) in 2007 with Messrs. Peters and Jones and Ms. Stuart, in 2008 with Mr. Blount and in 2009 with Ms. Herda. These agreements superseded prior agreements with those executives that covered both pre-and post-change of control scenarios. Our Board reviewed the status of these agreements prior to their automatic renewal dates and as their original terms or renewal terms expired allowed two year renewals due to their determination to retain the individuals. All of these agreements are presently in two-year renewal terms expiring in 2013, 2014 or 2015.

Change of Control Agreements. The Change of Control Agreements are intended to provide appropriate protection to the named executive officers and other key management personnel to further align executive interests with those of our stockholders in the event of an acquisition and minimize personal financial concerns when considering and negotiating corporate transactions that may be in our stockholders’ best interests. Further, the Change of Control Agreements are intended to promote continuity of management if a change of our control occurs in order to enhance our value to a potential buyer and to provide retention incentives for our named executive officers during a period of consolidation in our industry.

The Change of Control Agreements become effective when a Change of Control, as defined in the Change of Control Agreements (see “—Potential Payments Upon Termination or Change of Control—Agreements with Named Executive Officers—Change of Control Agreements”), occurs and supersede the employment agreements of the named executive officers. The payments under the Change of Control Agreements that are described below under “Potential Payments Upon Termination or Change of Control” are triggered if

(1) a Change of Control occurs, and

(2) within 18 months we or our successor terminate the named executive without Cause, as defined in the Change of Control Agreements, or the executive terminates his or her employment for Good Reason, as defined in the Change of Control Agreements.

The Compensation Committee chose a double trigger for the severance benefits under these agreements because the Compensation Committee believes that the named executive officers who are parties to those agreements should not be entitled to benefits solely because a Change of Control has occurred and because we want to encourage them to remain with us or our successor for some period to facilitate a smooth transition.

The Change of Control Agreements provide for payment of severance benefits if an executive terminates his or her employment within the same 18 month period for Good Reason as defined in the Change of Control Agreements (see “—Potential Payments Upon Termination or Change of Control—Agreements with Named Executive Officers—Change of Control Agreements”), because the Compensation Committee believes that termination by the executive for Good Reason is essentially a constructive termination and is conceptually the same as termination by us without Cause. The Compensation Committee also believes that this protection is necessary because a potential acquirer may have an incentive to constructively terminate an executive to avoid paying severance benefits.

For the same reason, we have defined Cause more narrowly in the Change of Control Agreements than in the employment agreements, to avoid a potential pretext by an acquirer seeking to avoid severance obligations. The Committee established payout multiples—2.99 times base salary and target bonus for the CEO, 2.5 times base salary and target bonus for the COO and 2 times base salary and target bonus for the CFO, General Counsel and Chief Accounting Officer—at a level they believed to be in line with market practices and reasonable to protect the named executive officers.

Employment Agreements. The Compensation Committee believes that employment agreements are an important tool for attracting and retaining executive talent. The Compensation Committee believes that the severance multiples under those agreements for termination without cause—2.99 times annual base salary plus target bonus for the CEO, 1.5 times annual base salary plus target bonus for the COO, CFO and General Counsel and one time the annual base salary plus target bonus for the CAO—are reasonable because the executives are bound by non-compete and non-solicitation obligations for 18 months following termination, and in the case of Ms. Stuart, for one year, and are competitive.

Executive Stock Ownership Guidelines. Our Board adopted minimum executive stock ownership guidelines to further align the interests of our named executive officers with our stockholders. The guidelines provide for a fixed number of shares of our common stock equal to five times our CEO’s annual base salary and three times annual base salary for the other named executive officers. The guidelines are initially calculated using each named executive officer’s annual base salary as of the date the guidelines were adopted or the date a person became a named executive officer, whichever is later.

The named executive officers are required to achieve their respective guidelines within five years of becoming a named executive officer, or, in the case of persons who were named executive officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, the holdings of all of our named executive officers meet or exceed the guidelines. Shares owned outright by the named executive officer or immediate family members, shares held in trust for the benefit of the named executive officer or family members and unvested restricted stock and RSUs count toward the requirement. The Board may adjust the guidelines if it determines that there has been a material change in circumstances.

If a named executive officer fails to meet the applicable stock ownership guideline by the required date, he or she will be required to retain an amount equal to 25% of the net shares (after shares sold or withheld to pay the exercise price of stock options or withholding taxes) received upon the exercise of stock options or the vesting of restricted stock, RSUs or performance shares until the applicable guideline has been achieved.

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits our income tax deduction for certain executive officers’ compensation unless the requirements of the section are met. While the Compensation Committee intends to maximize the deductibility of executive compensation when consistent with other compensation goals, we may pay compensation that is not fully deductible if the Compensation Committee believes it is in our best interest to do so. In 2012, the compensation of the CEO, COO, General Counsel and CAO exceeded the 162(m) deductibility limit by approximately $11.1 million in the aggregate. Although this resulted in a nominal cash tax cost to us, it did result in earlier utilization of our net operating loss carry forwards than would be the case if none of the compensation exceeded the 162(m) limits.

Implementation of a cash short-term incentive plan that complies with Section 162(m) would limit our flexibility without a sufficient corresponding benefit to us. Therefore, at this time, the Compensation Committee has decided not to adopt a qualifying incentive bonus plan applicable to cash short-term incentives. The Compensation Committee intends to review the advisability of adopting such a plan in the future if our tax position or compensation levels change significantly. Our Amended and Restated 2000 Employee Stock Plan enables the Compensation Committee to authorize the issuance of qualified performance-based stock awards to executives that would comply with Section 162(m).

Compensation Risk Analysis

The Compensation Committee considers potential risks when reviewing, structuring and approving compensation programs. Our compensation programs, including incentive compensation for the named executive officers and other employees, are designed to minimize risk to the business while rewarding employees for achieving long-term strategic objectives in the long-term interests of our stockholders. The factors that we believe mitigate potential risk from our compensation programs include:

•

Our compensation mix for executive officers is composed of base salary, short-term cash incentives and long-term equity incentives, weighted more heavily in favor of long-term equity incentives with four year vesting to promote retention and otherwise achieve alignment with long-term interests.

•

Our short-term incentives are based on an overall assessment of our and the executives’ individual achievements, rather than a focus on specific near term financial metrics that could potentially be achieved at the expense of long-term strategic objectives.

•	The annual incentives are capped at two times target.

•	Our executive stock ownership guidelines further support alignment with long-term stockholder interests.

Under the supervision of the Compensation Committee, we assessed the compensation-related risks for the compensation plans of all of our employees, including sales commission plans, sales management incentives, incentive plans for certain operational employees and the AIP for non-executives, and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. We considered both the designs of these plans, the compensation mix of the affected employees and other internal controls that mitigate any potential risks associated with those plans.

Compensation Committee Report

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K, and based on that review and discussion, recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders.

Compensation Committee:

Roscoe C. Young, II, Chairman

Kevin W. Mooney

Kirby G. Pickle

Summary of Compensation for 2012

The following table summarizes the total compensation paid or earned for the years ended December 31, 2012, 2011 and 2010 by each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Larissa L. Herda, Chairman, President, and Chief Executive Officer	2012	$897,500	$—	$7,080,014	$—	$1,578,500	$67,088	$9,623,102
	2011	$879,750	$—	$7,070,432	$—	$1,702,000	$65,399	$9,717,581
	2010	$862,750	$—	$5,256,400	$1,409,545	$1,669,000	$65,301	$9,262,996

Mark A. Peters, Executive Vice President and Chief Financial Officer	2012	$422,750	$—	$2,991,026	$—	$425,000	$27,301	$3,866,077
	2011	$414,000	$—	$2,988,604	$—	$458,000	$24,175	$3,884,779
	2010	$406,000	$—	$2,241,700	$575,943	$449,000	$24,956	$3,697,599

John T. Blount, Chief Operating Officer	2012	$521,250	$—	$3,824,016	$—	$524,000	$34,930	$4,904,196
	2011	$510,500	$—	$3,821,372	$—	$565,000	$33,224	$4,930,096
	2010	$500,500	$—	$2,860,100	$742,664	$553,000	$31,323	$4,687,587

Paul B. Jones, Executive Vice President, General Counsel and Regulatory Policy	2012	$348,250	$—	$1,465,016	$—	$262,500	$31,678	$2,107,444
	2011	$341,250	$—	$1,462,339	$—	$283,000	$28,202	$2,114,791
	2010	$334,250	$—	$1,205,880	$303,128	$278,000	$28,428	$2,149,686

Jill R. Stuart, Senior Vice President, Accounting and Finance and Chief Accounting Officer	2012	$245,750	$—	$983,016	$—	$231,563	$20,665	$1,480,994
	2011	$240,750	$—	$980,018	$—	$200,000	$19,685	$1,440,453
	2010	$235,750	$—	$742,080	$181,877	$196,000	$19,423	$1,375,130

(1)	Amounts in the columns “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value, as computed in accordance with relevant accounting standards, for awards and options granted pursuant to our Amended and Restated 2000 Employee Stock Plan for each of the respective years ended December 31, 2012, 2011 and 2010. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 15, 2013. The value ultimately realized by the named executive officers may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting, exercise and sale and whether certain employment criteria, as applicable, are met to allow vesting.
(2)	Represents amounts paid in cash in respect of 2012, 2011 and 2010 performance under our AIP. A portion of the AIP for 2010 and 2011 was paid in the form of restricted stock vesting over a four-year period. In accordance with applicable SEC rules, the restricted stock issued in 2012 as a portion of the 2011 AIP payout is reported in the table above and Grants of Plan-Based Awards for 2012 table under “Stock Awards.” The AIP is described in “—Compensation Discussion and Analysis—Components of the Executive Compensation Program—Short-Term Incentives/AIP” and following the table titled “Grants of Plan-Based Awards for 2012.”
(3)

The amount shown in the “All Other Compensation” column for 2012 includes contributions of $12,500 made by us to our defined contribution 401(k) plan on behalf of each named executive officers. The amount also includes stipends for the purpose of purchasing additional life and disability insurance of $50,068 for Ms. Herda, $11,925 for Mr. Peters, $17,928 for Mr. Blount, $15,952 for Mr. Jones and $6,246 for Ms. Stuart. Tax reimbursements and stipends for financial planning and health club benefits comprise the additional amounts in this column. Tax reimbursements are less than $4,600 for each named executive officer for the year ended December 31, 2012 and were limited to tax reimbursements for certain spousal travel that are also available to non-executive employees under the same circumstances.

We do not currently have our own pension plan. However, Mr. Jones and Ms. Stuart will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on their service to us or Time Warner Cable on or prior to December 31, 1998.

Grants of Plan-Based Awards for 2012

The following table lists our grants and incentives during the year ended December 31, 2012 of plan-based awards, both equity and non-equity based, including the AIP, to the executive officers named in the Summary Compensation Table. There is no assurance that the grant date fair value of stock and option awards will ever be realized or that any amount will be paid under the AIP.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (i)	All Other Option Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Larissa L. Herda	1/25/2012	—	—	—	—	—	—	349,976	—	$—	$7,080,014
	N/A	—	$1,578,500	$3,157,000	—	—	—	—	—	—	N/A

Mark A. Peters	1/25/2012	—	—	—	—	—	—	147,851	—	$—	$2,991,026
	N/A	—	$425,000	$850,000	—	—	—	—	—	—	N/A

John T. Blount	1/25/2012	—	—	—	—	—	—	189,027	—	$—	$3,824,016
	N/A	—	$524,000	$1,048,000	—	—	—	—	—	—	N/A

Paul B. Jones	1/25/2012	—	—	—	—	—	—	72,418	—	$—	$1,465,016
	N/A	—	$262,500	$525,000	—	—	—	—	—	—	N/A

Jill R. Stuart	1/25/2012	—	—	—	—	—	—	48,592	—	$—	$983,016
	N/A	—	$185,250	$370,500	—	—	—	—	—	—	N/A

Amounts in column (d) represent target awards under the AIP, our short-term incentive plan, which is intended to serve as an incentive for performance during each fiscal year. The target awards are equal to a specified percentage of base salary in effect on December 31 of the year with respect to which payment is made. The individual targets for 2012 ranged from 75% to 175% of base salary. Target amounts are not guaranteed and there is no minimum or threshold amount. AIP awards of up to two times target could be paid for extraordinary performance, and amounts significantly below the target amount could be awarded for lesser performance.

The amounts in column (e) represent two times the target amount. There is no strict formula for determining the extent to which AIP awards to named executive officers will be above or below the aggregate individual targets. The actual cash amount of the AIP payouts made in 2012 in respect of 2012 performance is the amount shown in the column titled “Non-Equity Incentive Plan Awards” in the Summary Compensation Table.

Beginning with the 2010 AIP payouts for 2009 performance, our Compensation Committee and Board may determine that a portion of the AIP payouts for any year may be made in the form of our common stock, restricted stock or RSUs, at the Board’s discretion. For the AIP payouts in respect of 2012 performance, the Board determined to pay all of each named executive officer’s total award in cash. For the AIP payouts in respect of 2011 performance, the Board determined to pay approximately 20% of each executive officer’s total award in the form of restricted stock that vests over a four year period. These shares are reflected in column (i) because they were awarded in 2012. In future years, AIP payouts may be made entirely in cash or in a different combination of cash and equity. See “—Compensation Discussion and Analysis–Components of the Executive Compensation Program–Short-Term Incentives/AIP” for a discussion of how the individual awards to the named executive officers for 2012 performance were determined.

Amounts in column (i) include restricted stock awards that were granted in 2012 in respect of 2011 AIP payouts of 23,925 shares for Ms. Herda, 6,426 shares for Mr. Peters, 7,958 shares for Mr. Blount, 4,004 shares for Mr. Jones and 2,818 shares for Ms. Stuart.

The restricted stock grants approved by the Compensation Committee in 2012 as long term incentives for the named executive officers are also included in column (i). This restricted stock vests in 25% increments on each anniversary of the grant date. The grant date fair value of the restricted stock was $20.23 per share, the closing price of our common stock on the grant date.

Outstanding Equity Awards at December 31, 2012

The following table lists outstanding option and stock awards to the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards

Name	Option Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Award Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		Exercisable	Unexercisable
Larissa L. Herda	1/25/2007	150,000	—		$21.93	1/24/2014	1/28/2009	(2)	85,000	$2,164,950
	1/31/2008	500,000	—		$17.48	1/30/2015	1/28/2010	(3)	170,000	$4,329,900
	1/28/2009	255,000	85,000	(1)	$7.99	1/27/2019	1/26/2011	(4)	312,482	$7,958,917
	1/28/2010	93,000	93,000	(1)	$15.46	1/28/2020	1/25/2012	(5)	349,976	$8,913,889

Mark A. Peters	1/25/2007	100,000	—		$21.93	1/24/2014	1/28/2009	(2)	31,250	$795,938
	1/31/2008	250,000	—		$17.48	1/30/2015	1/28/2010	(3)	72,500	$1,846,575
	1/28/2009	—	31,250	(1)	$7.99	1/27/2019	1/26/2011	(4)	132,083	$3,364,154
	1/28/2010	—	38,000	(1)	$15.46	1/28/2020	1/25/2012	(5)	147,851	$3,765,765

John T. Blount	1/25/2007	100,000	—		$21.93	1/24/2014	1/28/2009	(2)	43,750	$1,114,313
	1/31/2008	350,000	—		$17.48	1/30/2015	1/28/2010	(3)	92,500	$2,355,975
	1/28/2009	—	43,750	(1)	$7.99	1/27/2019	1/26/2011	(4)	168,888	$4,301,577
	1/28/2010	49,000	49,000	(1)	$15.46	1/28/2020	1/25/2012	(5)	189,027	$4,814,518

Paul B. Jones	1/25/2007	40,000	—		$21.93	1/24/2014	1/28/2009	(2)	18,750	$477,563
	1/28/2009	—	18,750	(1)	$7.99	1/27/2019	1/28/2010	(3)	39,000	$993,330
	1/28/2010	20,000	20,000	(1)	$15.46	1/28/2020	1/26/2011	(4)	64,629	$1,646,101
							1/25/2012	(5)	72,418	$1,844,486

Jill R. Stuart	1/25/2007	40,000	—		$21.93	1/24/2014	1/28/2009	(2)	7,500	$191,025
	1/31/2008	125,000	—		$17.48	1/30/2015	1/28/2010	(3)	24,000	$611,280
	1/28/2009	22,500	7,500	(1)	$7.99	1/27/2019	1/26/2011	(4)	43,312	$1,103,157
	1/28/2010	12,000	12,000	(1)	$15.46	1/28/2020	1/25/2012	(5)	48,592	$1,237,638

(1)	Options vest in 25% increments on each anniversary of the grant date.
(2)	Represents service-based RSUs that were granted in 2009 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date for the four years following the year in which the grant was made if the named executive officer is an active full-time employee of ours on the vesting dates.
(3)	Represents service-based restricted stock awards that were granted in 2010 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date for the four years following the year in which the grant was made if the named executive officer is an active full-time employee of ours on the vesting dates. A portion of these shares granted in 2010 represents the portion of the 2009 AIP awards to the named executive officers that was paid in restricted stock rather than cash.
(4)	Represents service-based restricted stock awards that were granted in 2011 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date for the four years following the year in which the grant was made if the named executive is an active full-time employee of ours on the vesting dates. A portion of those shares was granted in 2011 in respect of the portion of the 2010 AIP awards to the named executive officers that was paid in restricted stock rather than cash.

(5)	Represents service-based restricted stock awards that were granted in 2012 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date for the four years following the year in which the grant was made if the named executive is an active full-time employee of ours on the vesting dates. A portion of those shares was granted in 2012 in respect of the portion of the 2011 AIP awards to the named executive officers that was paid in restricted stock rather than cash (see the text following the “Grants of Plan-Based Awards” table above).

Option Exercises and Stock Vested During 2012

The table below discloses certain information regarding options that were exercised and stock awards that vested during 2012 for the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Larissa L. Herda	—	$—	274,161	$5,474,460

Mark A. Peters	131,750	$1,472,574	111,528	$2,267,775

John T. Blount	125,200	$1,521,425	146,296	$2,974,650

Paul B. Jones	50,000	$355,125	59,793	$1,215,688

Jill R. Stuart	—	$—	33,938	$690,147

(1)	The amount shown is the difference between the market price of the underlying shares of our common stock at exercise and the exercise price of the options.
(2)	Amount shown is the aggregate market value on the vesting date of restricted stock awards. These amounts include the following shares that we withheld to satisfy the employee’s minimum tax withholding obligations that arose upon vesting of stock awards:

	Stock Awards
Name	Number of Shares	Value
Larissa L. Herda	107,807	$2,191,838

Mark A. Peters	43,079	$875,855

John T. Blount	60,050	$1,221,000

Paul B. Jones	19,820	$402,956

Jill R. Stuart	10,738	$218,369

Potential Payments upon Termination or Change of Control

We have entered into employment agreements and Change of Control Agreements with each of the named executive officers described below.

Agreements with Named Executive Officers

Ms. Herda entered into an employment agreement and a Change of Control Agreement with us effective November 4, 2009. Mr. Blount entered into an employment and a Change of Control Agreement with us effective October 29, 2008. Messrs. Peters and Jones and Ms. Stuart entered into employment agreements and Change of Control Agreements with us effective September 28, 2007. All of these agreements are presently in two-year renewal terms expiring in 2013, 2014 or 2015.

Employment Agreements

The employment agreements with the named executive officers have the following terms:

Executive	Agreement Term	End Date	Minimum Annual Salary	AIP Target (% of Base Salary)
Larissa L. Herda	2 years	November 4, 2014	$920,000	175%
Mark A. Peters	2 years	September 28, 2014	$434,000	100%
John T. Blount	2 years	October 29, 2013	$534,000	100%
Paul B. Jones	2 years	September 28, 2014	$357,000	75%
Jill R. Stuart	2 years	March 28, 2015	$254,000	75%

The employment agreements automatically renew after their initial terms for successive two year terms, unless the executive or we give non-renewal notification at least 60 days prior to the end of the term or renewal term. The actual AIP amount paid to each named executive may range from 0 to two times the target amount shown above depending on our and the executive’s performance. The table reflects the minimum annual base salaries of the named executive officers under the terms of their employment agreements for 2013, which are their 2013 base salaries, and the AIP targets for 2013.

Termination With and Without Cause. If we terminate Ms. Herda’s employment other than for cause, as defined in her employment agreement, she is entitled to a lump sum severance payment, contingent upon releasing us from all claims, equal to 2.99 times her then current base salary and target AIP amount, plus a lump sum amount of $42,900 in lieu of reimbursement of premiums for health care continuation coverage, and outplacement services capped at $75,000. If we terminate any other named executive officer’s employment other than for cause, as defined in the employment agreements, the executive is entitled to a lump sum severance payment, contingent upon releasing us of all claims, equal to 1.5 times, in the case of Messrs. Peters, Blount and Jones, and one time, in the case of Ms. Stuart, their then current base salary and target AIP amount, plus an amount equal to 18 months of premiums for health care continuation coverage (less the amount the executive would have contributed to premiums under our health care plan for active employees). In such case, the named executive is bound by non-competition and non-solicitation covenants for 18 months (or 12 months for Ms. Stuart). If we terminate the named executive officer’s employment for cause, he or she will only receive earned and unpaid base salary accrued through the date of termination. All of the employment agreements contain a narrow definition of cause, consisting of such events as conviction of a felony, fraud and willful and reckless behavior that is materially injurious to us.

Termination for Disability or Death. We may terminate the named executive officer’s employment for a disability if the executive is absent from his or her duties with us for 180 consecutive days or any 180 days within any 12 month period. If we do so, we must pay the executive a lump sum equal to 75% of his or her base salary and target AIP amount for 18 months for Ms. Herda and Messrs.

Peters, Blount and Jones and one year for Ms. Stuart, less, in the case of Messrs. Peters, Blount and Jones and Ms. Stuart, any disability benefits payable to the executive under any disability plan that covers him or her.

If the named executive officer dies during the term of his or her employment agreement, his or her estate or beneficiaries would receive a payment equal to the executive’s base salary for 30 days following the date of death and an amount equal to his or her target AIP amount prorated to the date of death, in addition to any other benefits payable to his or her beneficiaries or estate under the provisions of any of our benefit plans.

Change of Control Agreements

The Change of Control Agreements are intended to provide appropriate protection to the named executive officers and other key management personnel to further align executive interests with those of our stockholders in the event of an acquisition and minimize personal financial concerns when considering and negotiating corporate transactions that may be in our stockholders’ best interests. The Change of Control Agreements with Messrs. Peters, Blount and Jones and Ms. Herda and Stuart become effective when a Change of Control, as defined in the agreements, occurs and supersede the respective employment agreements with those executives. The agreements become effective if a Change of Control occurs during the two-year period from the last renewal date of the agreement (the “Change of Control Period”). The Change of Control Periods automatically renew for successive two year periods, unless we notify the named executive officer of non-renewal at least 60 days in advance of the initial or renewal term. We may not provide such non-renewal notice, except for Cause, if during such 60 day period prior to the Renewal Date, the Company has entered into a nondisclosure agreement with a third party for the purpose of conducting negotiations, and is in the process of conducting negotiations, with respect to a possible transaction that would constitute a Change of Control if consummated.

The agreements provide for the named executive officer to be employed by us or our successor for a new term beginning with the Change of Control and continuing for 18 months in positions commensurate with those held by them prior to the Change of Control at a base salary equal to no less than 12 times the highest monthly salary during the prior 12 month period. The named executive officers also would be entitled to annual cash bonuses at least equal to their target AIP amounts for each fiscal year ending during their employment term. The Change of Control Agreements also include protections for the executive against adverse changes in their short-term incentive opportunities and other benefits. If a Change of Control occurs and within 18 months thereafter (1) the named executive officer is terminated by us or our successor without Cause, as defined in the agreements, or (2) the named executive officer terminates his or her employment for Good Reason, as defined in the agreements, the named executive officer is entitled to:

(i)	A lump sum severance payment equal to 2.99 times for Ms. Herda, 2.5 times for Mr. Blount, and 2 times for the other named executive officers, their annual base salary, plus their target AIP amount,

(ii)	A prorated target AIP amount for the year in which the Change of Control occurs,

(iii)	Certain payments for health care continuation coverage, and

(iv)	Payments for outplacement services.

The payment is subject to the six-month delay mandated by IRC Section 409A, if applicable.

Change of Control, as used in the agreements, means:

(i)	An individual, entity or group becomes the beneficial owner of 25% or more of our outstanding common stock,

(ii)	The current members of our Board, or persons who were approved by a majority of the current members of the Board, cease to constitute a majority of the Board, or

(iii)	Consummation of a merger, share exchange or sale of substantially all of our assets where we are not the surviving company or the events described in (i) or (ii) above occur.

Good Reason is defined under the Change of Control Agreements as:

•	The assignment to the executive of any substantial duties that are substantively inconsistent with his or her position, authority or responsibilities prior to the Change of Control;

•	A requirement to perform services at an office more than 35 miles from the executive’s location prior to the Change of Control or at a location other than our principal offices;

•	A requirement to travel to a substantially greater degree;

•	Our breach of any of the material compensation provisions of the agreement;

•	The failure of any successor company to assume obligations under the agreement; or

•	Our purported termination of the agreement other than as permitted.

All of the Change of Control Agreements contain a narrow definition of Cause, consisting of such events as conviction of a felony, fraud and theft or willful violation of certain provisions of our Code of Conduct that is materially injurious to us.

Acceleration of Vesting of Equity Grants

If we or our successor terminates a named executive officer without cause within one year following the closing of a Change of Control transaction, the named executive officer’s options and restricted stock would immediately vest. In addition, all outstanding unvested options and restricted stock immediately vest upon the death or total disability of the named executive officer. Similar acceleration of vesting provisions apply to all of our other employees who hold options, restricted stock or RSUs.

Projected Payouts under Employment and Change of Control Agreements

The table below reflects projected payouts to the named executive officers under the employment and Change of Control Agreements for potential separation scenarios, assuming the separations occurred on December 31, 2012. “CoC” means Change of Control, as defined in the Change of Control Agreements. The payouts under both agreements would be the same under all potential separation scenarios shown below, except where “CoC” is indicated for a payout only under the Change of Control Agreements (see “—Agreements with Named Executive Officers—Change of Control Agreements”).

Projected Payouts Under Employment and Change of Control Agreements

Name	Payments/Benefits Upon Change of Control or Termination	Change of Control	Termination
			With Cause	Without Cause	Change of Control-Good Reason; Without Cause (4)	Death (5)	Disability (6)	Change of Control- Disability (6)
Larissa L. Herda	Cash Payment (1)	$—	$—	$7,416,695	$7,416,695	$1,652,637	$2,790,563	$2,790,563
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$2,416,730	$—	$—	$2,416,730	$2,416,730	$2,416,730	$2,416,730
	Restricted Stock Awards/Units	$23,367,656	$—	$—	$23,367,656	$23,367,656	$23,367,656	$23,367,656
	Benefits/Outplacement Services (3)	$—	$—	$117,900	$117,900	$—	$—	$—
	TOTAL:	$25,784,386	$—	$7,534,595	$33,318,981	$27,437,023	$28,574,949	$28,574,949

Mark A. Peters	Cash Payment (1)	$—	$—	$1,275,000	$1,700,000	$459,932	$956,250	$956,250
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$926,630	$—	$—	$926,630	$926,630	$926,630	$926,630
	Restricted Stock Awards/Units	$9,772,432	$—	$—	$9,772,432	$9,772,432	$9,772,432	$9,772,432
	Benefits/Outplacement Services (3)	$—	$—	$43,405	$43,405	$—	$—	$—
	TOTAL:	$10,699,062	$—	$1,318,405	$12,442,467	$11,158,994	$11,655,312	$11,655,312

John T. Blount	Cash Payment (1)	$—	$—	$1,572,000	$2,620,000	$567,068	$1,179,000	$1,179,000
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$1,255,240	$—	$—	$1,255,240	$1,255,240	$1,255,240	$1,255,240
	Restricted Stock Awards/Units	$12,586,383	$—	$—	$12,586,383	$12,586,383	$12,586,383	$12,586,383
	Benefits/Outplacement Services (3)	$—	$—	$43,075	$43,075	$—	$—	$—
	TOTAL:	$13,841,623	$—	$1,615,075	$16,504,698	$14,408,691	$15,020,623	$15,020,623

Paul B. Jones	Cash Payment (1)	$—	$—	$918,750	$1,225,000	$291,267	$689,063	$689,063
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$527,950	$—	$—	$527,950	$527,950	$527,950	$527,950
	Restricted Stock Awards/Units	$4,961,480	$—	$—	$4,961,480	$4,961,480	$4,961,480	$4,961,480
	Benefits/Outplacement Services (3)	$—	$—	$34,057	$34,057	$—	$—	$—
	TOTAL:	$5,489,430	$—	$952,807	$6,748,487	$5,780,697	$6,178,493	$6,178,493

Jill R. Stuart	Cash Payment (1)	$—	$—	$432,250	$864,500	$205,551	$324,188	$486,281
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$251,220	$—	$—	$251,220	$251,220	$251,220	$251,220
	Restricted Stock Awards/Units	$3,143,100	$—	$—	$3,143,100	$3,143,100	$3,143,100	$3,143,100
	Benefits/Outplacement Services (3)	$—	$—	$43,058	$43,058	$—	$—	$—
	TOTAL:	$3,394,320	$—	$475,308	$4,301,878	$3,599,871	$3,718,508	$3,880,601

The amounts shown in the table above do not include accrued salary, bonus, and vacation pay as of the date of termination and other payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, except as described in footnote (2) below.

(1)	Amounts are based on the named executive officer’s base salary and target AIP payout for 2012 because the termination is assumed to have occurred on December 31, 2012, the last day of the performance period for AIP purposes.
(2)	Outstanding options and awards immediately vest in the event of a Change of Control. These terms are provided on a non-discriminatory basis to our salaried employees. The amounts shown for vested options and awards are based on the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2012 ($25.47).
(3)	Represents payments for health benefits and outplacement services.

(4)	Represents amounts payable if a Change of Control occurs and within 18 months thereafter we or our successor terminates the named executive officer without Cause, as defined in the Change of Control Agreements, or the named executive officer terminates his or her employment for Good Reason as defined in the Change of Control Agreements (see “—Agreements with Named Executive Officers—Change of Control Agreements”).
(5)	Amounts shown for cash payment upon death represent a payment equal to the named executive officer’s base salary for 30 days following the date of death and an amount equal to his or her target bonus prorated to the date of death.
(6)	Amounts shown in the table above represent disability lump sum payments provided for under the named executive officer’s employment agreement or Change of Control Agreement and, except in the case of Ms. Herda, would be reduced by amounts received from workers’ compensation, social security, and disability insurance policies maintained by us or the named executive officer. In addition to the lump sum payment provided for in the named executive officer’s employment agreement, the named executive officers would receive benefits under our group disability insurance plan. The benefits under the group plan are not available to all employees on a non-discriminatory basis. The named executive officers receive a stipend from us in lieu of supplemental disability insurance policies. The named executive officers may purchase individually owned supplemental disability policies with such stipends if they so choose. The benefits under the group plan represent monthly payments based on a percentage of the named executive officers’ salaries. These monthly payments would begin after a period of time where the contractual lump sum payment was equivalent to the salary the named executive officer would have received under his or her employment agreement had such named executive officer not been terminated. Assuming a termination for disability at December 31, 2012 and a retirement age of 66, the aggregate payments that the named executive officers would receive under the group disability plan if their employment terminated due to disability would be as follows:

Larissa L. Herda	$1,603,125

Mark A. Peters	$2,115,000

John T. Blount	$1,755,000

Paul B. Jones	$450,000

Jill R. Stuart	$991,088

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and upon representations from those persons, all SEC stock ownership reports required to be filed pursuant to Section 16(a) by those reporting persons during 2012 were timely filed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2012, including our 1998 Stock Option Plan, as amended, our Amended and Restated 2000 Employee Stock Plan and our 2004 Qualified Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Plan Category
Equity compensation plans approved by security holders	9,433,431	(1)	$16.36	13,685,244
Equity compensation plans not approved by security holders	—		$—	—

Total	9,433,431		$16.36	13,685,244	(2)

(1)	Represents 4,860,206 unexercised options and 4,573,225 unvested shares of restricted stock and RSUs as of December 31, 2012.
(2)	As of February 28, 2013, 12,347,517 shares of our common stock remained available for issuance under our Amended and Restated 2000 Employee Stock Plan.

tw telecom 1998 Stock Option Plan

The tw telecom 1998 Stock Option Plan, as amended (the “1998 Plan”), provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions set by our Compensation Committee. Generally, the outstanding options vest over periods of up to four years and expire seven to ten years from the date of issuance. As of December 31, 2012, approximately 1.5 million shares of common stock were reserved for issuance upon exercise of outstanding options. The 1998 Plan expired in August 2008, and no additional awards may be granted under the 1998 Plan.

tw telecom Amended and Restated 2000 Employee Stock Plan

The tw telecom Amended and Restated 2000 Employee Stock Plan (the “2000 Plan”), provides for both qualified and non-qualified stock options, stock awards, including RSUs and other performance contingent awards and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Compensation Committee. Generally, the outstanding options issued to employees and officers vest over periods of up to four years and expire either seven or ten years from the date of issuance. In June 2003 and June 2009, the stockholders approved amendments to the 2000 Plan to authorize an additional 12.5 million and 14.5 million shares, respectively, of common stock that may be issued upon exercise of options or other equity awards. As of December 31, 2012, approximately 4.8 million shares of common stock were reserved for issuance upon exercise of outstanding options and vesting of stock awards and approximately 13.1 million shares of common stock were available for grant under the 2000 Plan.

tw telecom 2004 Qualified Stock Purchase Plan

Effective October 1, 2004, we adopted the tw telecom 2004 Qualified Stock Purchase Plan (the “2004 Purchase Plan”). We have not offered shares for purchase under the 2004 Purchase Plan since 2008, but may do so in the future. When shares are offered under the 2004 Purchase Plan, employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of our common stock at a 15% discount to fair market value. Stock purchases may occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Purchase offerings were conducted each April 1 and October 1, beginning October 1, 2004 until March 31, 2008. We were initially authorized to issue a total of 600,000 shares of common stock to participants in the 2004 Purchase Plan. In September 2007, the 2004 Purchase Plan was amended to authorize the issuance of an additional 600,000 shares under the 2004 Purchase Plan. As of December 31, 2012, 599,786 shares had been issued under the 2004 Purchase Plan and none of the additional 600,000 shares have been issued under the amended 2004 Stock Purchase Plan. Our stockholders approved the 2004 Purchase Plan and the September 2007 amendment to the 2004 Purchase Plan.

tw telecom SHARE OWNERSHIP

The following table lists the ownership of shares of our common stock by our directors and the executive officers, all directors and executive officers as a group, and persons known to us (based on beneficial ownership filings with the SEC) as beneficial owners of more than 5% of our common stock as of February 28, 2013, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. This table assumes 152,839,190 shares of common stock outstanding as of February 28, 2013, without regard to outstanding options, warrants, or convertible securities. Each director’s and executive officer’s address is c/o tw telecom inc., 10475 Park Meadows Drive, Littleton, Colorado 80124.

tw telecom SHARE OWNERSHIP

	No. of Shares (1)	Percent of Class
Five Percent Stockholders:

Columbia Wanger Asset Management, LLC and Columbia Acorn Fund (2)	12,959,500	8.5%

Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund (3)	12,738,166	8.3%

BlackRock, Inc. (4)	8,645,730	5.7%

The Vanguard Group, Inc. (5)	8,572,281	5.6%

Directors and Executive Officers:

Larissa L. Herda (6)	2,384,269	1.6%

Gregory J. Attorri	107,569	*

Spencer B. Hays	154,244	*

Kevin W. Mooney	107,452	*

Kirby G. Pickle	167,462	*

Roscoe C. Young, II	45,185	*

Mark A. Peters	445,498	*

John T. Blount	889,719	*

Paul B. Jones	240,193	*

Jill R. Stuart	339,693	*

All directors and executive officers as group (10 persons)	4,881,284	3.2%

*	Represents less than 1%

(1)

We have one class of outstanding common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the SEC, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2013, as follows: Ms. Herda—639,500 shares; Mr. Attorri—56,500 shares; Mr. Hays—89,000 shares; Mr. Mooney—49,000 shares; Mr. Pickle—101,165 shares; Mr. Young—12,000 shares; Mr. Peters—100,000 shares; Mr. Blount—450,000 shares; Mr. Jones—70,000 shares; Ms. Stuart—148,000 shares; and all directors and executive officers as a group—1,715,165 shares, and (ii) shares of restricted stock that are unvested as of February 28, 2013, and will not vest within 60 days thereafter but have voting rights, as follows: Ms. Herda—813,352 shares; Mr. Attorri—30,499 shares; Mr. Hays—25,986; Mr. Pickle—24,565 shares; Messrs. Mooney and Young—25,685 shares each; Mr. Peters—343,998 shares; Mr. Blount—439,719 shares; Mr. Jones—170,193 shares; Ms. Stuart—113,077 shares; and all directors and executive officers as a group—2,012,759 shares.
(2)	Based on Schedule 13G/A filed on February 14, 2013, Columbia Wanger Asset Management, LLC reported sole voting power of 12,015,000 shares and sole dispositive power of 12,959,500 shares. Columbia Acorn Fund reported sole voting and dispositive power of 9,500,000 shares. The business address of Columbia Wanger Asset Management, LLC and Columbia Acorn Fund is 227 W Monroe Street, Ste. 3000, Chicago, IL 60606.
(3)	Based on Schedule 13G/A filed on February 14, 2013, Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund reported shared voting and dispositive power of 5,382,000 shares. Southeastern Asset Management, Inc. reported sole dispositive power of the remaining 7,356,166 shares with sole voting power of 6,690,366 and no voting power of 665,800 of these remaining shares. The business address of Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund is 6410 Poplar Ave., Ste. 900, Memphis, TN 38119.
(4)	Based on Schedule 13G/A filed on February 11, 2013. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	Based on Schedule 13G filed on February 12, 2013. The Vanguard Group, Inc. reported sole voting power of 113,502 shares, sole dispositive power of 8,465,616 shares and shared dispositive power of 106,665 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Ms. Herda’s beneficial ownership includes 931,417 shares held directly and excludes options to purchase 46,500 shares of common stock that are not scheduled to vest within 60 days of February 28, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have a written policy governing transactions with related parties that applies to all transactions that are required to be disclosed as related person transactions under Item 404 of Regulation S-K, including purchases, sales, leases and financial transactions. All such transactions must be approved in advance by a member of the Audit Committee, except for transactions that are pursuant to and in accordance with a master agreement that the Audit Committee has already approved. The policy provides a process for the identification and internal communication of the identity of related parties and for written submission of proposed transactions and all relevant information to the Audit Committee. The Audit Committee may delegate its approval authority to one of its members on a monthly or quarterly rotating basis. If a member of the Audit Committee has an interest in a transaction that is subject to review under this policy, that member will not participate in the review or approval process.

In reviewing transactions with related parties, the Audit Committee considers:

•	The overall fairness of the transaction to us by considering whether the terms, conditions and pricing are no less favorable to us than those available from unrelated third parties,

•	The materiality of the transaction to us,

•	The role of the related party in arranging the transaction,

•	The selection process for the vendor (if a purchase transaction), and

•	Other factors such as benefit to us (such as special expertise, exceptional service, expedited time frames) from the transaction that may not be available from other unrelated third parties.

The Audit Committee will approve a transaction with a related party only if it determines that the transaction is beneficial to us and the terms are fair to us. The Audit Committee may in its sole discretion approve or deny any transaction with a related party or may condition approval of a transaction upon certain protective measures such as limiting the duration or magnitude of the transaction, assuring that the related party, if an individual, is not directly involved in the ongoing relationship between us and the contracting party or in any negotiations with us or requiring that we have the right to terminate the transaction upon notice without penalty.

Related Persons Transactions

We provide data and Internet services to Barclays Global Investors, NA, an affiliate of BlackRock, Inc., which, together with various affiliates, reported beneficial ownership of 5.7% of our common stock as of December 31, 2012. Total 2012 revenue from Barclays Global Investors was approximately $200,000. The sales to Barclays Global Investors were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data, Internet, network and voice services to Southeastern Asset Management, Inc., which reported beneficial ownership of 8.4% of our common stock as of December 31, 2012 (3.6% of which was shared with Longleaf Partners Small-Cap Fund). Total 2012 revenue from Southeastern Asset Management was approximately $115,000. Sales to Southeastern Asset Management were made on an arm’s length basis using our standard terms, conditions and pricing.

The transactions described above were reviewed and approved by our Audit Committee in accordance with the process described under “Review and Approval of Transactions with Related Persons.”

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2014 annual meeting, you must submit your proposals to our Corporate Secretary at our principal executive office no later than December 31, 2013. Under our by-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to us (containing certain information specified in our by-laws) has been received at least 90 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. Accordingly, for a matter that a stockholder wishes to propose for consideration at our 2014 annual meeting to be properly considered at the meeting, we must receive notice of the matter, in the form and including the content specified in our by-laws, no earlier than February 7, 2014 and no later than March 10, 2014, unless we hold the meeting more than 30 days earlier or 60 days later than June 7, 2014. If we hold the 2014 annual meeting more than 30 days earlier or 60 days later than June 7, 2014, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 90 days prior to the annual meeting date or the tenth day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2012 (which is not part of our proxy soliciting materials) is being mailed to our stockholders with this proxy statement. This Proxy Statement and our Annual Report to Stockholders is also available at http://www.twtelecom.com/proxy. If you share an address with another stockholder, you may only receive one set of proxy materials, including the Annual Report, Form 10-K and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, you may write to us at the address shown below or call us at (303) 542-6894. A copy of our Annual Report on Form 10-K as filed with the SEC is also available at http://www.twtelecom.com/investor-guide/financial-reporting/10Q-10K-filings/ and will be provided without charge to stockholders who write to our Investor Relations Department at: tw telecom inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President, General Counsel and
Regulatory Policy and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Appendix A

Reconciliation of Net Income to Modified EBITDA

Year Ended December 31, 2012
(amounts in thousands)
Net income	$76,888
Income tax expense	57,058
Interest income	(793)
Interest expense	93,757
Debt extinguishment costs	77
Depreciation, amortization and accretion	284,292
Non-cash stock-based compensation	29,300

Modified EBITDA	$540,579

Reconciliation of Levered Free Cash Flow to Net Cash Provided by Operating Activities

Year Ended December 31, 2012
(amounts in thousands)
Levered free cash flow	$129,676
Capital expenditures	343,425
Income tax expense	(57,058)
Deferred income taxes	48,559
Changes in operating assets and liabilities	(909)
Other	(17)

Net cash provided by operating activities	$463,676

A-1

tw telecom inc.

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 7, 2013

9:00 a.m. MDT

Embassy Suites

1420 Stout Street

Denver, CO 80202

The Board of Directors solicits this proxy for use at the Annual Meeting on June 7, 2013.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 7, 2013. This proxy statement and our 2012 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

(to be signed and dated on the other side)

See reverse for voting instructions.

There are three ways to vote your proxy:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 6, 2013.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/twtc/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 6, 2013.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to tw telecom inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

˜ Please detach here –

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3 below.

1. Election of Directors:

1 Gregory J. Attorri	4 Kevin W. Mooney

2 Spencer B. Hays	5 Kirby G. Pickle	☐ Vote FOR all nominees	☐ Vote WITHHELD from

3 Larissa L. Herda	6 Roscoe C. Young, II	(except as marked)	all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of Ernst & Young LLP to serve as independent registered public accounting firm for 2013;	☐ For	☐ Against	☐ Abstain

3. Advisory vote to approve executive compensation;	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Proposal 4 below.

4. Stockholder proposal to establish a policy requiring that our chairman be an independent director who has not previously served as one of our executive officers.	☐ For	☐ Against	☐ Abstain

5.   In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” Proposals 1, 2 and 3, and “AGAINST” Proposal 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.